Exhibit 10.1
Execution Version
Published CUSIP Number: 86164DAA0
$700,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
among
STONE ENERGY CORPORATION
as Borrower,
THE FINANCIAL INSTITUTIONS
NAMED IN THIS CREDIT AGREEMENT
as Banks,
BANK OF AMERICA, N.A.
as Administrative Agent and Issuing Bank,
BNP PARIBAS,
NATIXIS,
AND
THE BANK OF NOVA SCOTIA,
as Co-Syndication Agents,
CAPITAL ONE, N.A. and
TORONTO DOMINION (NEW YORK) LLC,
as Co-Documentation Agents, and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as sole Lead Arranger and Bookrunner
April 26, 2011

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-iv-

Annex 1	—	Commitments; Borrower, Agent, and Bank Notice
Information; Lending Offices

SCHEDULES:

Schedule 2.6(h)	—	Existing Letters of Credit
Schedule 4.1	—	Material Subsidiaries
Schedule 4.7	—	Existing Litigation
Schedule 4.14(a)	—	Existing Environmental Concerns
Schedule 4.14(b)	—	Designated Environmental Sites
Schedule 6.1	—	Permitted Existing Liens
Schedule 6.2	—	Permitted Existing Debt
Schedule 6.8	—	Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Note
Exhibit E	—	Form of Notice of Borrowing
Exhibit F	—	Form of Notice of Conversion or Continuation
Exhibit G	—	Form of Letter of Credit Application
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Mortgage Compliance Certificate

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This Third Amended and Restated Credit Agreement dated as of April 26, 2011 is among Stone Energy Corporation, a Delaware corporation, the Banks (as defined below), and Bank of America, N.A., as administrative agent for the Banks and as Issuing Bank.
     The Borrower, the Banks, and the Agent agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “2004 Indenture Documents” means the Indenture dated as of December 15, 2004 between the Borrower and JPMorgan Chase Bank, N.A., as Trustee, relating to the issuance of unsecured senior subordinated notes due 2014.
     “2010 Indenture Documents” means the Indenture dated as of January 26, 2010 among the Borrower, Stone Offshore and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended by the First Supplemental Indenture thereto, dated as of January 26, 2010, and any additional supplemental indenture that is substantially similar thereto, relating to the issuance of unsecured senior notes due 2017.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Agent for the benefit of the Agent and the Banks, (b) with respect to Property that is not Borrowing Base Assets, is the only Lien on such Property other than Permitted Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Liens, (c) with respect to Borrowing Base Assets, is the only Lien on such Property other than Permitted Borrowing Base Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Borrowing Base Liens, (d) secures the Obligations, and (e) is perfected and enforceable.
     “Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the highest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate in effect on such day for an Interest Period of one month plus 1.00%; provided that for any Advance maintained as a Base Rate Advance due to the application of Section 2.14(b), the “Adjusted Base Rate” shall be the greater of clauses (a) and (b) above.
     “Advance” means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
     “Agent” means Bank of America, in its capacity as an administrative agent pursuant to Article VIII, and any successor administrative agent pursuant to Section 8.6.
     “Agent-Related Persons” means the Agent, together with its Affiliates (including, in the case of Bank of America, in its capacity as the Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Agreement” means this Third Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Allocated Value” has the meaning set forth in Section 2.2(e).
     “Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, for any day, the following percentages based upon the ratio of (a) the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to (b) the Borrowing Base as of such day:

Ratio of (Advances +
Letter of	Applicable	Applicable
Credit Exposure) to	Margin for	Margin for	Applicable
(Borrowing	Base Rate	Eurodollar Rate	Margin for
Base)	Advances	Advances	Commitment Fees
Less than .30	1.000%	2.000%	0.500%
Greater than or equal to .30 but less than .60	1.250%	2.250%	0.500%
Greater than or equal to .60 but less than .90	1.500%	2.500%	0.500%
Greater than or equal to .90	1.750%	2.750%	0.500%
     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
     “Approved Indenture Documents” means each indenture and all other instruments, agreements, and other documents related thereto or providing for a guarantee of the obligations thereunder or other right in respect thereof that, collectively: (a) except as permitted by clause (b) or (d) of this definition, provide for no amortization, scheduled repayment prior to maturity, sinking fund, mandatory redemptions, or maturity, in each case, prior to the date that is five years from the Effective Date; (b) do not contain any “asset sale” offer to purchase covenant except such a covenant that provides that any net proceeds from asset sales may be applied to repay obligations (including the Obligations) that are secured by the assets sold prior to the payment of or offer to purchase any debt governed by such indenture or guarantee; (c) contain no maintenance covenants; (d) contain no mandatory redemption or offer to purchase upon a change of control, change of control covenant, or change of control event of default provision, in any case that is more restrictive than that contained in the 2010 Indenture Documents; and (e) contain terms otherwise no more restrictive than the terms of the 2010 Indenture Documents, taken as a whole.
     “Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole bookrunner.
     “Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of inventory or used, obsolete, worn-out, or surplus equipment, all in the ordinary course of business, (ii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement, or collection thereof in the ordinary course of business, and (iii) any disposition of property or assets or issuance of equity interests to any Credit Party by (A) Borrower or (B) any domestic Subsidiary of a Credit Party.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent and, if applicable, the Borrower, in substantially the form of the attached Exhibit A.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Banks” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.
     “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Bank of America as its prime rate, whether or not the Borrower has notice thereof.
     “Base Rate Advance” means an Advance which bears interest as provided in Section 2.8(a).
     “Borrower” means Stone Energy Corporation, a Delaware corporation.
     “Borrower Materials” has the meaning set forth in Section 5.7.
     “Borrowing” means, subject to Sections 2.3(c)(ii) and 2.4(b)(v), a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.3(a), continued by each Bank pursuant to Section 2.3(b), or Converted by each Bank to Advances of a different Type pursuant to Section 2.3(b).

     “Borrowing Base” means, for any date of its determination by the Required Banks or all of the Banks, as the case may be, the amount determined in accordance with Section 2.2.
     “Borrowing Base Assets” means, at any time, any assets (including any Swap Contracts) that are given value in the most recently determined Borrowing Base.
     “Borrowing Base Deficiency” has the meaning given to such term in Section 2.4(b)(i).
     “Business Day” means a day of the year on which banks are not required or authorized to close in Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a liability on the balance sheet of such Person.
     “Cash Collateral” has the meaning set forth in the definition of “Cash Collateralize”.
     “Cash Collateral Account” means a special interest bearing cash collateral account pledged to the Agent for the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.4(b), 2.6, 2.15, 2.16, 7.2(b), or 7.3(b) to be maintained at the Agent’s office in accordance with Section 2.6(g) and bear interest or be invested in the Agent’s reasonable discretion.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or Issuing Bank (as applicable) and the Banks, as collateral for Letter of Credit Exposure or obligations of Banks to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Agent and (b) the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Collateral” has the meaning specified in the Security Documents.
     “Commitment” means, for any Bank, the amount set opposite such Bank’s name on Annex 1 as its Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.6(c), as such amount may be reduced or terminated pursuant to Article VII.
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
     “Consents” means the Consent and Agreements made by the counterparties to the applicable Mortgaged Contracts in favor of the Agent for the benefit of the Secured Parties, including any such Consent and Agreements delivered from time to time in accordance with Section 5.12, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Documents and each other agreement, instrument, or document executed by or at the request of a Credit Party at any time in connection with this Agreement. For the avoidance of doubt, Specified Swap Contracts are not “Credit Documents”.
     “Credit Parties” means the Borrower and each Guarantor.
     “Debt,” for any Person, means without duplication:
     (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables);

     (d) trade payables more than 60 days past due;
     (e) the capitalized portion of obligations of such Person as lessee under Capital Leases;
     (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above;
     (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any Property of such Person; and
     (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
For the avoidance of doubt, “Debt” does not include obligations in respect of Swap Contracts, indemnities incurred in the ordinary course of business or in connection with the disposition of assets, any non-cash employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, in each case unless evidenced by a note or similar instrument.
     “Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Bank” means, subject to Section 2.16(b), any Bank that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not being satisfied, (b) has notified the Borrower, the Agent or any Bank that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Bank notifies the Agent and the Borrower in writing that such position is the result of a condition precedent to funding not being satisfied (which condition precedent, together with any applicable default, shall be specifically identified in such writing)) or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations (unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of a condition precedent to funding not being satisfied (which condition precedent, together with any applicable default, shall be specifically identified in such writing)), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.
     “Dollar Equivalent” means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Bank of America at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.
     “Dollars” and “$” means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Annex 1 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
     “EBITDA” means, with respect to any Person and for any period of its determination, the consolidated Net Income of such Person for such period, plus, in each case to the extent deducted from Net Income (i) the consolidated interest expense, income taxes, exploration expense, depreciation, depletion, and amortization of such Person for such period, and (ii) transaction costs incurred by such Person during such period in connection with debt or equity issuances or acquisitions to the extent such debt, equity issuances or acquisitions are permitted under this Agreement. If any acquisition or disposition of assets permitted to be made under this Agreement (other than non-material acquisitions in the ordinary course of business or non-material dispositions in the ordinary course of business) occurs during such period of determination, EBITDA for such period shall be calculated on a pro forma basis to give effect to such acquisition or disposition as if each such acquisition or disposition had been consummated on the first day of such period.
     “Effective Date” means the date on which each of the conditions precedent in Section 3.1 has been met or waived.
     “Eligible Assignee” means (i) any Fund, (ii) any Bank, and (iii) any commercial bank, in each case organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) (subject to such consents, if any, as may be required under Section 9.6(b)).
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).
     “Environmental Claim” means any third party or Governmental Authority action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Act or similar laws or requirements, to the extent relating to occupational safety or exposure to Hazardous Substances) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means all Legal Requirements, including common law, arising from, relating to, or in connection with the Environment or natural resources, including without limitation CERCLA, or relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, Hazardous Substances, or Hazardous Wastes; (d) the safety or health of employees, to the extent relating to occupational safety or exposure to Hazardous Substances; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of Hazardous Substances or Hazardous Wastes.
     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA which could reasonably be expected to cause a Material Adverse Change, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Annex 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means:
     (a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.8(b).
     “Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.1.
     “Excluded Taxes” means, with respect to the Agent, any Bank, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by the United States of America (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the Legal Requirements of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to the Agent, any Bank, the Issuing Bank or any other recipient, and (d) in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower under Section 9.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Bank pursuant to the Legal Requirements in force at the time such Foreign Bank becomes a party hereto (or designates a new Applicable Lending Office) or (ii) is attributable to such Foreign Bank’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.13(e)(ii), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a)(ii) or (c), and (e) in the case of a Bank, the Issuing Bank or other recipient of a payment, any United States taxes that are attributable to the failure of such Bank, Issuing Bank or other recipient, as the case may be, to comply with FATCA.
     “Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of August 28, 2008 among the Borrower, the lenders party thereto, and Bank of America, as administrative agent, as amended by Amendment No. 1 dated as of April 29, 2009 and Amendment No. 2 dated as of January 11, 2010.
     “Existing Letters of Credit” means the letters of credit outstanding on the date of this Agreement, issued by the Issuing Bank for the account of the Borrower or its Subsidiaries, which are described on Schedule 2.6(h).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code (and any successor sections thereto) and any regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Statements” means the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended 2010, including balance sheets, income and cash flow statements, audited by independent public accountants and prepared in conformity with GAAP.
     “Foreign Bank” means any Bank that is organized under the Legal Requirements of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Bank when acting in the capacity of the Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fronting Exposure” means, at any time there is a Defaulting Bank, such Defaulting Bank’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower’s Subsidiaries or any of their respective Properties.
     “Guaranties” means the Amended and Restated Guaranty dated as of the date hereof by Stone Offshore and each other Guaranty in favor of the Agent for the ratable benefit of the Banks in the form of the attached Exhibit C executed on the date hereof or as required by Section 5.9, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Guarantors” means each Subsidiary of the Borrower which has executed a Guaranty on the date hereof or as required by Section 5.9.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated as pollutants or contaminants under any other Environmental Law, including without limitation petroleum or petroleum products, materials exhibiting radioactivity in excess of background concentrations, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including all gas resulting from the in-situ combustion of coal or lignite.
     “Indemnified Liabilities” has the meaning set forth in Section 9.7.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning set forth in Section 9.7.
     “Information” has the meaning set forth in Section 9.18.
     “Insurance Certificate” shall mean a “Certificate of Insurance” issued by an insurance broker on the form ACORD-25 (in the case of property or physical damage policies) or ACORD-27 (in the case of liability policies) or its substantial equivalent, and, in the case of each liability policy, shall include an ISO Form CG 2018 confirming that the Agent has been added as an additional insured for such liability policy, in each case in form reasonably satisfactory to Agent.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3. The duration of each such Interest Period shall be one, two, three, or six months, or such longer period approved by the Agent and the Banks, in each case as the Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas time) on, the third Business Day prior to the first day of such Interest Period select; provided, however, that:
     (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.
     “ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” means Bank of America and any successor issuing bank pursuant to Section 8.6.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations U and X.
     “Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Bank which is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Application” means the Issuing Bank’s standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit, which form or forms as of the date of this Agreement are in the form of the attached Exhibit G, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into by or at the request of a Credit Party in connection with or relating thereto.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Fees” has the meaning given such term in Section 2.7(d)(i).
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:

     (a) debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;
     (b) commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s Investor Service, Inc., or A1 by S&P;
     (c) certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any Bank or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $1,000,000,000;
     (d) corporate bonds, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s Investor Service, Inc., or AAA by S&P, with maturities of no more than two years from the date of acquisition;
     (e) repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Bank or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $1,000,000,000; and
     (f) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;
provided that (i) investments in any one issuer, excluding the United States government or any agency or instrumentality thereof, shall not exceed 20% of total fixed-income Liquid Investments based on market value at the time of acquisition, (ii) fixed-income holdings shall not exceed 5% of all Liquid Investments at any time, and (iii) certificates of deposit, commercial paper, corporate bonds, mortgaged-backed securities, or municipal bonds issued by any one issuer shall not exceed 5% of all Liquid Investments at any time; provided, however, that for the avoidance of doubt, the foregoing restrictions shall not apply to money market funds managed by JPMorgan Chase Bank, N.A. or its affiliates.
     “Majority Banks” means, at any time and except as provided in the last sentence of this definition, Banks holding more than 50% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Majority Banks” shall mean Banks having more than 50% of the aggregate amount of the Commitments at such time; and provided further that the Commitment of, and the portion of the aggregate unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.
     “Master Agreement” has the meaning set forth in the definition of “Swap Contract”.
     “Material Adverse Change” means (a) a material adverse change in the business, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected (i) to have a material adverse effect on the Borrower’s ability individually or the Credit Parties’ ability collectively to perform their obligations under this Agreement, any Note, any Guaranty, or any other Credit Document, (ii) to materially impair the rights and remedies of the Agent or any Bank under any Credit Document, or (iii) to have a materially adverse effect upon the legality, validity, or binding effect, or enforceability against the Borrower or any Guarantor of, any Credit Document to which it is party.
     “Material Subsidiary” means, as of any date of its determination, a Subsidiary of the Borrower (a) with assets constituting 5% or more of the Borrower’s consolidated assets on such date, (b) that contributed 5% or more of the Borrower’s consolidated EBITDA for the four-quarter period most recently ended, (c) that owns any Borrowing Base Assets, (d) that has guaranteed any Debt of any Credit Party, or (e) the Borrower has designated to be Material Subsidiary.
     “Maturity Date” means the earlier of (a)(i) if the Permitted Notes issued pursuant to the 2004 Indenture Documents shall not have been retired in their entirety on or before April 15, 2014, September 15, 2014, and (ii) otherwise, April 26, 2015 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b) or Article VII.
     “Maximum Rate” has the meaning set forth in Section 2.8(d).
     “Mortgaged Contracts” means the contracts of the Borrower and the Guarantors related to the Mortgaged Properties.
     “Mortgaged Properties” means the Oil and Gas Properties of the Borrower and the Guarantors that are subject to the Mortgages.
     “Mortgaged Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Mortgaged Properties as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report; provided however that the Mortgaged Property Value shall not include any Oil and Gas Properties acquired by any Credit Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records. For the avoidance of doubt, the methodology utilized to calculate the Mortgaged Property Value shall be the same methodology utilized to calculate the Oil and Gas Property Value for all purposes of this Agreement.
     “Mortgages” means (i) the Amended and Restated Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of August 28,

2008, made by the Borrower in favor of the Agent for the benefit of the Secured Parties, and governed by Louisiana law, (ii) the Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of August 28, 2008, made by Stone Offshore in favor of the Agent for the benefit of the Secured Parties, and governed by Louisiana law, and (iii) any other mortgage or deed of trust executed by the Borrower or any Guarantor in favor of the Agent for the benefit of the Secured Parties, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).
     “Net Income” means, for any Person and for any period of its determination, the net income of such Person determined in accordance with GAAP, excluding, without duplication, the non-cash impact of (a) impairments (including, without limitation, goodwill), (b) full cost ceiling test write downs, (c) gains or losses on sale of property, (d) gains or losses on early extinguishment of debt, (e) extraordinary items, and (f) accretion expense (in accordance with SFAS No. 143).
     “Net Interest Expense” means, for any Person for any period (a) interest expense (including Letter of Credit Fees) of such Person for such period minus (b) interest income of such Person for such period, in each case determined in accordance with GAAP consistently applied.
     “Note” means a promissory note of the Borrower payable to any Bank or its registered assigns, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

     “Obligations” means all (a) principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Guarantor to the Agent, the Issuing Bank, or the Banks under the Credit Documents and (b) all debts, liabilities, obligations of the Borrower or any Guarantor under any Specified Swap Contract or Specified Cash Management Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that any release of Collateral or Guarantors pursuant to this Agreement shall not require the consent of the holders of Obligations under Specified Swap Contracts or Specified Cash Management Agreements.
     “Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any state of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and incidental rights belonging thereto.
     “Oil and Gas Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Oil and Gas Properties of the Borrower and the Guarantors as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report.
     “Oil and Gas Reserve Report” means each engineering report covering the Borrower’s consolidated Oil and Gas Properties provided to the Agent pursuant to Section 5.6(c).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” has the meaning given to such term in Section 9.6(d).
     “Participant Register” has the meaning given to such term in Section 9.6(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Permitted Borrowing Base Liens” means Permitted Liens of the type described in clauses (a) and (d) through (i) (inclusive) of Section 6.1.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.
     “Permitted Notes” means any unsecured Debt issued pursuant to the 2004 Indenture Documents, the 2010 Indenture Documents, or other Approved Indenture Documents.
     “Permitted Notes Documents” means the 2004 Indenture Documents, the 2010 Indenture Documents, and any other Approved Indenture Documents.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 5.7.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Property Proceeds” means (i) the aggregate insurance proceeds received under any property or physical damage insurance policy in connection with one or more related events or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation).
     “Pro Rata Share” means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank’s Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.
     “Proved Mineral Interests” means, collectively, proved developed producing reserves, proved developed non-producing reserves, and proved undeveloped reserves.
     “Public Bank” has the meaning set forth in Section 5.7.

     “Register” has the meaning set forth in paragraph (c) of Section 9.6.
     “Regulations U and X” mean Regulations U and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.6(d).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Banks” means, at any time and except as provided in the last sentence of this definition, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time, but in no event less than two Banks at any time when there are three or more Banks; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Required Banks” shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time, but in no event less than two Banks at any time when there are three or more Banks; and provided further that the Commitment of, and the portion of the aggregate unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks. For any redetermination of the Borrowing Base under Section 2.2 which would increase the Borrowing Base, “66-2/3%” in the foregoing sentence shall be “100%”.
     “Response” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.
     “Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and Vice Presidents.
     “Restricted Payment” means, with respect to any Person, any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption, or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person’s stock.
     “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means the Agent, the Issuing Bank, the Banks, and the holders of Obligations under Specified Swap Contracts and Specified Cash Management Agreements.
     “Security Agreement” means the Amended and Restated Security Agreement dated as of the date of this Agreement and each other Security Agreement in favor of the Agent for the ratable benefit of the Secured Parties in the form of the attached Exhibit H, and any supplement or joinder thereto, executed on the date hereof or as required by Section 5.9, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Security Documents” means the Mortgages, the Security Agreements, the Consents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and each of the other agreements, instruments, or documents that creates or purports to create, or to consent to the creation of, a Lien in favor of the Agent for the benefit of the Secured Parties.
     “Specified Cash Management Agreement” means any agreement to provide cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, and other cash management arrangements) between any Credit Party and any Bank or an Affiliate of any Bank. The status of any such agreement as a Specified Cash Management Agreement shall not create in favor of such Bank or Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Security Document.
     “Specified Swap Contract” means any Swap Contract entered into between any Credit Party and any Person which is a Bank or an Affiliate of any Bank, or was a Bank or an Affiliate of any Bank at the time such Swap Contract was executed. The status of any Swap Contract as a Specified Swap Contract shall not create in favor of such Bank or Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Security Document.
     “Stone Offshore” means Stone Energy Offshore, L.L.C., a Delaware limited liability company.
     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, expressly including any such transactions in which a Person hedges the price to be received by it for future production from the Oil and Gas Properties.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Type” has the meaning set forth in Section 1.4.
     “Voting Securities” means with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).
     Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3. Accounting Terms; Changes in GAAP.
     (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.
     (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, if any change in GAAP would recharacterize an operating lease as a Capital Lease, or treat a new lease that except for such change would have been characterized as an operating lease, as a Capital Lease, such change shall be disregarded.
     Section 1.4. Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.
     Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.
ARTICLE II
CREDIT FACILITIES
     Section 2.1. Commitment for Advances.
     (a) Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate outstanding amount up to but not to exceed an amount equal to (i) the lesser of such Bank’s Commitment or such Bank’s Pro Rata Share of the Borrowing Base less (ii) such Bank’s Pro Rata Share of the Letter of Credit Exposure; provided that the sum of the outstanding amount of all Advances made by such Bank and such Bank’s Pro Rata Share of the Letter of Credit Exposure shall not exceed such Bank’s Commitment. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $500,000 (or, if less, the remaining undrawn Commitments of all Banks) and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 (or, if less, the remaining undrawn Commitments of all Banks) or in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
     (b) Optional Reduction of Commitment. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Banks to reinstate such

Commitments, and the commitment fees provided for in Section 2.7(a) shall thereafter be computed on the basis of the Commitments, as so reduced.
     (c) Notes. The indebtedness of any Borrower to each Bank resulting from the Advances owing to such Bank shall, if such Bank requests, be evidenced by a Note of the Borrower in the maximum principal amount of such Bank’s Commitment.
     Section 2.2. Borrowing Base.
     (a) The Borrowing Base has been set by the Banks and acknowledged by the Borrower as $400,000,000 as of the Effective Date. On the date of any issuance of Debt in the form of Permitted Notes after the Effective Date, the Borrowing Base shall be reduced automatically by an amount equal to 30% of the amount of such Debt; provided, however, that, notwithstanding the foregoing, the Borrowing Base shall not be reduced to the extent that the proceeds from the issuance of such Permitted Notes are used to refinance the principal amount of Debt which constitutes Permitted Notes existing at such time. The automatic reduction described in this Section 2.2(a) shall not be deemed to take the place of regularly scheduled or other redeterminations of the Borrowing Base in accordance with this Section 2.2.
     (b) From the date hereof through the Maturity Date and subject to the further provisions of this Section 2.2, the Borrowing Base shall be redetermined by the Required Banks each May 1 and November 1 in accordance with Section 2.2(d) on the basis of information, including the Oil and Gas Reserve Reports required to be delivered before each such date supplied by Borrower in compliance with the provisions of this Agreement, such additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data with respect thereto as the Agent or any Bank may reasonably request, together with all other information then available to the Agent and the Banks; provided that the first such scheduled redetermination shall occur on November 1, 2011. Notwithstanding the foregoing, the Required Banks may, in the exercise of their good faith discretion, require additional redeterminations of the Borrowing Base in accordance with Section 2.2(d) by providing written notice to the Borrower, but only two such requests may be made during any calendar year.
     (c) The Borrower may request that the Required Banks redetermine the Borrowing Base (i) by providing a written request to the Agent, but only two such requests may be made during any calendar year or (ii) in connection with the Borrower’s or any Guarantor’s acquisition of Oil and Gas Properties with a purchase price of $20,000,000 or more. In connection with any such request, the Borrower shall provide the Agent and the Banks with an interim reserve report prepared by the Borrower together with such other information, including additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data, as the Agent or any Bank may reasonably request. Within 30 days following the receipt of such interim reserve report and other information, the Required Banks shall make a redetermination of the Borrowing Base in accordance with Section 2.2(d).
     (d) In connection with a redetermination of the Borrowing Base, the Agent shall propose a Borrowing Base to the Banks, and the Banks shall vote to approve or disapprove such proposed Borrowing Base. If the Required Banks do not approve the proposed Borrowing Base, the Agent shall propose, and the Banks shall vote to approve or disapprove, another Borrowing Base, until the Required Banks approve a Borrowing Base proposed by the Agent. Once the Required Banks approve the proposed Borrowing Base, the Agent shall notify the Borrower of such redetermination. Until the Borrower receives such notification from the Agent, the Borrowing Base most recently established shall remain in effect, and thereafter the new Borrowing Base as set forth in such notification shall be in effect.
     (e) Upon any sale, lease, transfer, unwinding, termination, novation or other disposition (including pursuant to a farm-out, participation, or other agreement that would reduce the Borrower’s or such Subsidiary’s interest in any Property), whether directly or indirectly, and whether or not in the ordinary course of business, by the Borrower or any of its Subsidiaries of Borrowing Base Assets or equity interests in a Subsidiary owning Borrowing Base Assets that (individually or on a cumulative basis with all such dispositions consummated since the determination of the most recently determined Borrowing Base) (x) have Oil and Gas Property Value allocated to such Borrowing Base Assets in the most recent Oil and Gas Reserve Report (the “Allocated Value”) in excess of 5% of the amount of such Borrowing Base, or (y) in the case of Swap Contracts, have Net Cash Proceeds in excess of 5% of the amount of such Borrowing Base, the Borrowing Base shall automatically be reduced by (1) with respect to Swap Contracts, 75% of the Net Cash Proceeds received by a Credit Party as a result of unwinding, terminating, or novating such Swap Contracts (after giving effect to any new Swap Contracts that are given value in the Borrowing Base and that were entered into prior to or in connection with such unwind, termination or novation) and (2) with respect to all Borrowing Base Assets other than Swap Contracts, the Allocated Value of such Borrowing Base Assets.
     (f) The Borrowing Base shall represent the determination by the Required Banks of the loan value of the Borrower’s and the Guarantors’ Oil and Gas Properties which are either (i) subject to an Acceptable Security Interest or (ii) unencumbered (except for Permitted Borrowing Base Liens), but the Agent and the Required Banks shall make their determination and vote their approval, respectively, in accordance with the applicable definitions and provisions herein contained, each such Bank’s standard policies regarding energy lending, industry lending practices, consultation with the Agent and the other Banks (but without requiring the approval of any such Bank), and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by Borrower to be essential for the adequate protection of the Agent and the Banks.
     (g) The Borrower shall also have the right to reduce the Borrowing Base once during the period from October 1 to March 31 and once during the period from April 1 to September 30 during each year by providing the Agent 30 days advance written notice of such reduction. The Agent shall promptly send to each Bank a copy of such notice and such reduction shall be effective on the later of (i) 30 days following the date of the Agent’s receipt of such notice, and (ii) the date specified in such notice, in each case unless otherwise agreed by the Agent.
     (h) As of the date of this Agreement, the Agent has provided the Borrower with the Agent’s standard policies regarding energy lending. The Agent, but not any other Bank, agrees to provide the Borrower with written notice of any changes to such policies.

     Section 2.3. Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Borrowing, in the case of a Base Rate Borrowing, by the Borrower to the Agent, which shall in turn give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.8(b). Each Bank shall (A) in the case of a Eurodollar Rate Borrowing, before 10:00 a.m. (Dallas, Texas time) on the date of such Borrowing and (B) in the case of a Base Rate Borrowing, before 1:00 p.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.2, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank’s Pro Rata Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.
     (b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.3 by delivering an irrevocable Notice of Conversion or Continuation to the Agent at the Agent’s office no later than 10:00 a.m. (Dallas, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.8(b).
     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) at no time shall there be more than twelve Interest Periods applicable to outstanding Eurodollar Rate Advances;
     (ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;
     (iii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
     (iv) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and
     (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank’s Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.
     Section 2.4. Prepayment of Advances.
     (a) Optional. The Borrower may prepay Advances, after giving by 10:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least two Business Days’ or (ii) in case of Base Rate Advances, same Business Day’s, irrevocable prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment; provided, however, that, in the case of a prepayment resulting from a refinancing of all Advances, the Borrower and Agent may agree to the terms of such payment in a payoff letter acceptable to Agent. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice; provided, however, that each partial prepayment with respect to: (A) any Borrowing comprised of Base Rate Advances shall be made in $100,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $500,000 and (B) any Borrowing comprised of Eurodollar Rate Advances shall be made in $1,000,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $2,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Mandatory.
     (i) Borrowing Base Deficiency. Except as provided in Section 2.4(b)(ii), (iii), (iv), and (v) below, if the aggregate outstanding amount of Advances plus the Letter of Credit Exposure ever exceeds the Borrowing Base (such excess being referred to herein as the “Borrowing Base Deficiency”), the Borrower shall, within 30 days after receipt of written notice of such condition from the Agent elect by written notice to the Agent to take one or more of the following actions to remedy such Borrowing Base Deficiency:
     (A) prepay Advances and, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within ten days after the Borrower’s written election;

     (B) add additional Oil and Gas Properties acceptable to the Required Banks to the Borrowing Base (and take such actions as are requested by the Agent to cause such additional Oil and Gas Properties to become subject to Mortgages, to the extent necessary to cause the Mortgaged Property Value to equal or exceed 80% of the Oil and Gas Property Value) such that the Borrowing Base Deficiency is cured within 30 days after the Borrower’s written election; or
     (C) pay the deficiency in five equal monthly installments in amounts equal to one-fifth of the amount of the deficiency or such lesser amounts satisfactory to the Required Banks for the prepayment of Advances and, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated within six months of the occurrence of such Borrowing Base Deficiency.
     (ii) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(b), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances and then Cash Collateralize the Letter of Credit Exposure to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the Commitments, as so reduced. Any amount paid under the preceding sentence in respect of Letter of Credit Exposure shall be held as Cash Collateral under Section 2.15.
     (iii) Asset Sales. If, after giving effect to the sale, transfer or other disposition of any of the Borrower’s or any of its Subsidiaries’ Borrowing Base Assets, the aggregate outstanding amount of Advances plus the Letter of Credit Exposure exceeds the Borrowing Base, the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (A) such Borrowing Base Deficiency and (B) 100% of the Net Cash Proceeds of such sale, transfer, or other disposition, within three days after receipt of such proceeds.
     (iv) Property, Physical Damage and Other Insurance Proceeds. If any Credit Party (or Agent as loss payee or assignee) receives any Property Proceeds arising from a single event or related series of events, whether as one payment or a series of payments, (A) during the existence of a Default or Event of Default, then the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to 100% of such Property Proceeds, upon receipt of such proceeds, and (B) during the existence of a Borrowing Base Deficiency, then the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (1) such Borrowing Base Deficiency and (2) 100% of such Property Proceeds, within three days after receipt of such proceeds.
     (v) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain or make any Advances whose interest is determined by reference to the Eurodollar Rate hereunder or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, (i) the Borrower shall, no later than 10:00 a.m. (Dallas, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances made by such Bank then outstanding, (ii) such Bank shall simultaneously make a Base Rate Advance (the interest rate on such Base Rate Advance of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate) to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Borrowing shall be suspended until such Bank giving notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.
     (c) No Additional Right; Ratable Prepayment; Interest and Breakage. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4, and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.
     Section 2.5. Repayment of Advances. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of each Advance on the Maturity Date.
     Section 2.6. Letters of Credit.
     (a) Commitment. From time to time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day;
     (i) provided that no Letter of Credit shall be issued, increased, or extended:
(A) unless such issuance, increase, extension or conversion would not cause the Letter of Credit Exposure to exceed the lesser of (1) $300,000,000 or (2) the lesser of (x) the aggregate Commitments less the aggregate outstanding principal amount of all Advances or (y) the Borrowing Base less the aggregate outstanding principal amount of all Advances;
(B) unless such Letter of Credit has an Expiration Date not later than the earlier of (1) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit) or (2) five days prior to the Maturity Date;
(C) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;
(D) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and
(E) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and
     (ii) provided further that the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost, or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
(C) any Bank is at that time a Defaulting Bank, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Bank to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
As of the Effective Date, the Existing Letters of Credit shall be deemed “Letters of Credit” hereunder and shall be subject to the terms and provisions set forth herein.

     (b) Participations. Upon the date of the issuance or increase of a Letter of Credit or the conversion of an Existing Letter of Credit to a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank’s participation in such Letter of Credit.
     (c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Agent shall give to each Bank prompt notice thereof by telex, telephone, or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Agent’s receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.
     (d) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give the Agent notice of the Borrower’s failure to make such reimbursement and the Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank’s Pro Rata Share of such amount (and the Agent may make available Cash Collateral provided for this purpose), and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Pro Rata Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Base Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower’s request.
     (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;

     (ii) any amendment or waiver of, or any consent to departure from, any Letter of Credit Documents;
     (iii) the existence of any claim, setoff, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or
     (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.6(f) below.
     (f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK’S OWN NEGLIGENCE),
except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     Section 2.7. Fees.
     (a) Commitment Fees.
     (i) Subject to Section 2.16(a)(iii), the Borrower agrees to pay to the Agent for the account of each Bank a commitment fee per annum equal to the Applicable Margin for commitment fees in effect from time to time on the average daily amount by which such Bank’s Pro Rata Share of the Borrowing Base exceeds the sum of such Bank’s outstanding Advances and such Bank’s Pro Rata Share of the Letter of Credit Exposure, from the Effective Date until the Maturity Date.
     (ii) The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December during the term of this Agreement and on the Maturity Date.
     (b) Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger for their own accounts the fees described in the letter dated April 18, 2010 from the Agent and the Arranger to the Borrower.
     (c) Bank Fees. The Borrower agrees to pay to the Agent for the benefit of the Banks on the Effective Date, the fees agreed to between the Borrower and the Banks in writing.
     (d) Letter of Credit Fees.
     (i) The Borrower agrees to pay (A) to the Agent for the pro rata benefit of the Banks a per annum fee for each Letter of Credit issued hereunder equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit (collectively, the “Letter of Credit Fees”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Bank with respect to any Letter of Credit as to which such Defaulting Bank has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.7 shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other Banks in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account and (B) to the Agent for the benefit of the Issuing Bank a fronting fee for each Letter of Credit equal to 0.125% per annum of the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit. Each such fee with respect to a Letter of Credit shall be payable quarterly in arrears for the period such Letter of Credit is outstanding, and on the Maturity Date.

     (ii) The Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     Section 2.8. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears on the last day of March, June, September, and December and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of Interest Periods that are longer than three months, every three months and on the last day of such Interest Period, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to (i) until the end of the relevant Interest Period, the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum and (ii) thereafter, the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.
     (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).
     (d) Usury.

     (i) If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the maximum lawful rate that may be contracted for, charged, taken, received or reserved (the “Maximum Rate”) by such Bank in accordance with applicable Legal Requirements, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Bank.
     (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under Section 2.8 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.
     (iii) In calculating all sums paid or agreed to be paid to any Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.
     (iv) NOTWITHSTANDING the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then (A) the provisions of this Section 2.8 shall control, and (B) any such excess shall be canceled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower.
     Section 2.9. Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at 901 Main Street, 14th Floor, Dallas, Texas 75202 (or such other location as the Agent shall designate in writing to the Borrower), in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.7, 2.8(c), 2.11, 2.12, 2.13, 8.11, or 9.7, but after taking into account payments effected pursuant to Section 9.4) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.
     Section 2.10. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
     Section 2.11. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.4, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.
     Section 2.12. Increased Costs.
     (a) Advances Determined by Reference to Eurodollar Rate. If, due to either (i) the introduction of or any Change in Law (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the date hereof, there shall be any increase in the cost to any Bank of agreeing to make or making, funding, or maintaining any Advance the interest on which is determined by reference to the Eurodollar Rate (including due to increased reserve or similar requirements), then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.
     (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that any Change in Law affecting such Bank or the Issuing Bank or any Applicable Lending Office of such Bank or such Bank’s or the Issuing Bank’s holding company, if any, regarding capital requirements affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend or the Issuing Bank’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit for such increased cost. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.
     (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations (including increased reserve or similar requirements), and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
     (d) Delay in Requests. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law or regulation or the interpretation or application thereof giving rise to such increased costs or reductions and of such Bank’s or Issuing Bank’s intention to claim compensation therefore (except that, if the Change in Law or regulation or the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.13. Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Legal Requirements be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Legal Requirements require the Borrower or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Legal Requirements as determined by the Borrower or the Agent, as the case may be.
     (ii) If the Borrower or the Agent shall be required by applicable Legal Requirements to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent based upon applicable Legal Requirements, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Legal Requirements, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or deductions of Indemnified Taxes or Other Taxes (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Agent, Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Agent, each Bank and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent, such Bank or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Bank or the Issuing Bank for any reason fails to pay to the Agent as required by clause (ii) of this subsection, net of any amounts the Agent has received as a set off against such Bank or Issuing Bank pursuant to clause (ii) of this subsection; provided that such indemnity shall not be available to the extent that such payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent; and provided further that, if the Borrower is required to directly indemnify the Agent pursuant to this sentence, the Agent shall take all steps reasonably requested by the Borrower in order to ensure that the Borrower is subrogated to the Agent’s right to collect from the applicable Bank or Issuing Bank. Prior to seeking indemnity from the Borrower under the immediately preceding sentence, the Agent shall make demand upon the applicable Bank or Issuing Bank for such amounts owed and shall use commercially reasonable efforts to exercise any then available set off rights against such Bank or Issuing Bank to satisfy such amounts owed. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Bank or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Borrower shall not be required to compensate the Agent, any Bank or the Issuing Bank pursuant to this Section 2.13 for any Indemnified Taxes unless such Agent, Bank or Issuing Bank requests compensation from the Borrower no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Agent, Bank or Issuing Bank for payment of such Indemnified Taxes, and (ii) the date on which such Agent, Bank or Issuing Bank has made payment of such Indemnified Taxes (except that, if the circumstances giving rise to such Indemnified Taxes are retroactive in effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Bank and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Bank or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank or the Issuing Bank, as the case may be, to the Borrower or the Agent pursuant to subsection (e). A certificate as to the amount of any such payment or liability delivered to a Bank or the Issuing Bank by the Borrower or the Agent shall be conclusive absent manifest error. Each Bank and the Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document against any amount due to the Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 2.13, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Legal Requirements to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.
     (e) Status of Banks; Tax Documentation. (i) Each Bank shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable Legal Requirements or when reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Bank by the Borrower pursuant to this Agreement or otherwise to establish such Bank’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

     (A) any Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Bank that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:
     (I.) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II.) executed originals of Internal Revenue Service Form W-8ECI,
     (III.) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV.) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V.) executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower or the Agent to determine the withholding or deduction required to be made.
     (iii) In the case of each Bank or the Issuing Bank that would be subject to withholding tax imposed by FATCA on payments made under this Agreement or the other Credit Documents if such Bank or Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code), such Bank or Issuing Bank shall provide such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Bank or Issuing Bank has complied with such Bank’s or Issuing Bank’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.
     (iv) Each Bank shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable Legal Requirements of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Bank.
     (f) Treatment of Certain Refunds. Unless required by applicable Legal Requirements, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Bank or the Issuing Bank, or have any obligation to pay to any Bank or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or the Issuing Bank, as the case may be. If the Agent, any Bank or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Agent, such Bank or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Bank or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Bank or the Issuing Bank in the event the Agent, such Bank or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Bank or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 2.14. Inability to Determine Rates. If the Majority Banks determine that for any reason in connection with any request for Eurodollar Rate Advances or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to such proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance, or (c) the Eurodollar Rate for any requested Interest Period with respect to such proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Banks of funding such Advance, the Agent will promptly so notify the Borrower and each Bank. Thereafter, (x) the obligation of the Banks to make Eurodollar Rate Advances, or effect any conversion thereto or continuation thereof, shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke, without premium or penalty, any pending request for an Advance of, conversion to or continuation of Eurodollar Rate Advances or, failing that, will be deemed to have converted such request into a request for Advances bearing interest based upon the Base Rate in the amount specified therein.
     Section 2.15. Cash Collateral.
     (a) Certain Credit Support Events. Upon the request of the Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the aggregate Letter of Credit Exposure then outstanding. At any time that there shall exist a Defaulting Bank, promptly upon the request of the Agent or the Issuing Bank, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Bank).
     (b) Grant of Security Interest. If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.4(b), 2.6, 2.15, 2.16, 7.2(b), or 7.3(b), then the Borrower and the Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Agent’s standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Cash Collateral Account and grant the Agent a first priority perfected security interest in such account and the funds therein. All Cash Collateral (other than credit support not constituting funds subject to deposit) (i) provided by the Borrower shall be deposited into the Cash Collateral Account and (ii) provided by a Bank shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Bank, such Bank, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, and agrees to maintain, a first priority perfected security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c), and the Borrower agrees to execute any documents and agreements that the Agent requests in connection therewith to grant the Agent a first priority perfected security interest in such Cash Collateral. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Bank will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of Sections 2.4(b), 2.6, 2.15(a), 2.16, 7.2(b), or

7.3(b) in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 9.6(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 7.7), and (y) the Person providing Cash Collateral and the Issuing Bank, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     Section 2.16. Defaulting Banks.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Legal Requirements:
     (i) Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 7.4), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Issuing Bank hereunder; third, if so determined by the Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Bank of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Banks or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no

Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Advances or Reimbursement Obligations were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Reimbursement Obligations owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of, or Reimbursement Obligations owed to, that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Bank (x) shall not be entitled to receive any commitment fee pursuant to Section 2.7(a) for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay any such commitment fee that otherwise would have been required to have been paid to that Defaulting Bank) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.7(d).
     (iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.6, the “Pro Rata Share” of each non-Defaulting Bank shall be computed without giving effect to the Commitment of that Defaulting Bank; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) such non-Defaulting Bank’s Pro Rata Share of the Borrowing Base minus (2) such non-Defaulting Bank’s (A) aggregate amount of the Advances plus (B) the Pro Rata Share of the Letter of Credit Exposure.
     (b) Defaulting Bank Cure. If the Borrower, the Agent and the Issuing Bank agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks in accordance with their Pro Rata Share (without giving effect to Section 2.16(a)(iv)), whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
     Section 2.17. Mitigation Obligations.
     (a) Designation of a Different Lending Office. If any Bank requests compensation under Section 2.12, or the Borrower is required to pay any additional amount to any Bank, the Issuing Bank, or any Governmental Authority for the account of any Bank or the Issuing Bank pursuant to Section 2.13, or if any Bank gives a notice pursuant to Section 2.4(b)(v), then such Bank or the Issuing Bank shall, as applicable, use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.4(b)(v), as applicable, and (ii) in each case, would not subject such Bank or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank or the Issuing Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank or the Issuing Bank in connection with any such designation or assignment.
     (b) Replacement of Banks. If any Bank requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13, the Borrower may replace such Bank in accordance with Section 9.13.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.1. Initial Conditions Precedent to Borrowings. This Agreement shall become effective on the date the following conditions precedent are met:
     (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and, where applicable, in sufficient copies for each Bank:
     (i) this Agreement, the Notes, the Guaranty by Stone Offshore, the Security Agreement, the Consents, and the Mortgages and supplements to the Mortgages to the extent required to comply with Section 5.12;
     (ii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Security Documents;

     (iii) a favorable opinion of Vinson & Elkins LLP, counsel to the Credit Parties, dated as of the Effective Date, covering such matters as any Bank through the Agent may reasonably request;
     (iv) a favorable opinion of Carver, Darden, Koretzky, Tessier, Finn, Blossman & Areaux LLC, Louisiana counsel to the Borrower covering the Louisiana-law Mortgages and such other matters as any Bank through the Agent may reasonably request;
     (v) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying (A) certificates of good standing and existence or qualification to do business for each of the Borrower and each Guarantor from its jurisdiction of organization and each jurisdiction where it is required to be qualified to do business, (B) the certificate of incorporation, formation, or partnership of each of the Borrower and each Guarantor, (C) the bylaws, limited liability company agreement, or partnership agreement of each of the Borrower and each Guarantor, (D) the resolutions of the Board of Directors of the Borrower and each Guarantor authorizing this Agreement and related transactions, and (E) the incumbency and signatures of the officers of the Borrower and each Guarantor authorized to execute this Agreement and related documents;
     (vi) a certificate of a Responsible Officer of Borrower stating that (A) the representations and warranties contained in this Agreement and the other Credit Documents are true and correct in all material respects, (B) no Default or Event of Default exists, and (C) all conditions set forth in this Section 3.1 and in Section 3.2 have been satisfied (assuming satisfaction by the Agent and the Banks where such satisfaction is specified in such conditions);
     (vii) Insurance Certificates from the Borrower’s and Guarantors’ insurance providers setting forth the insurance maintained by Borrower and Guarantors, showing that insurance meeting the requirements of Section 5.2 is in full force and effect and that all premiums due with respect thereto have been paid, showing Agent as loss payee with respect to all such property or physical damage policies and as additional insured with respect to all such liability policies, and stating that such insurer will provide Agent with at least 30 days’ advance notice of cancellation of any such policy for any reason other than for cancellation due to non-payment of the premium which shall require the insurer to provide Agent with at least 10 days’ advance notice;
     (viii) such UCC lien search reports as Agent shall require, conducted in such jurisdictions and reflecting such names as Agent shall request; and
     (ix) such other documents, governmental certificates, agreements, and lien searches as the Agent or any Bank may reasonably request.
     (b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid (i) the fees required by Section 2.7(b) and (c), (ii) all costs and expenses which have been invoiced and are payable pursuant to Section 9.4, and (iii) all fees payable to the Arranger and Agent pursuant to any written agreement between Borrower and the Arranger or the Agent.

     (c) Financial Statements. The Agent shall have reviewed and be satisfied with (i) the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended 2008, 2009, and 2010, including balance sheets, income and cash flow statements audited by independent public accountants and prepared in conformity with GAAP and such other financial information as the Agent may request, and (ii) projections for the fiscal years ending 2011, and 2012, including balance sheets and income and cash flow statements.
     (d) No Material Litigation. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that (i) could reasonably be expected to cause a Material Adverse Change, except as set forth on Schedule 4.7 or (ii) purports to adversely affect any transaction contemplated hereby or the ability of the Borrower and the Guarantors to perform their respective obligations under the Credit Documents.
     (e) Engineering Reports. The Agent shall have received Oil and Gas Reserve Reports for the Oil and Gas Properties included in the Borrowing Base.
     (f) Environmental Condition. The Agent shall be reasonably satisfied with the environmental condition of the Borrower’s and its Subsidiaries’ Oil and Gas Properties.
     (g) Title. The Borrower shall have delivered to the Agent title reports (or title opinions) regarding that portion of the Borrowing Base Assets representing not less than 80% of the value of the aggregate oil and gas reserves of the Borrower and its Subsidiaries, and such title reports or opinions shall reflect that the Borrower and its Subsidiaries have good and marketable title to all such Borrowing Base Assets, free and clear of all Liens, except for Permitted Borrowing Base Liens.
     (h) Other Matters. All matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor shall be acceptable to Agent and each Bank in their sole discretion, and Borrower shall have delivered to Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor as Agent or any Bank shall request.
     Section 3.2. Conditions Precedent to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:
     (a) the Agent shall have timely received a Notice of Borrowing or Letter of Credit Application, as applicable;
     (b) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing, or the issuance, increase, or extension of such Letter of Credit, such statements are true):

     (i) the representations and warranties contained in Article IV and the Guaranties are correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date;
     (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase, or extension of such Letter of Credit; and
     (iii) the funding of such Borrowing or issuance of such Letter of Credit and all other Borrowings to be made or Letters of Credit to be issued on the same day under this Agreement, shall not (A) cause the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to exceed the lesser of (1) the Borrowing Base and (2) the aggregate Commitments, or (B) cause the Letter of Credit Exposure to exceed $300,000,000.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants as follows:
     Section 4.1. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Guarantor is a corporation, limited liability company, or limited partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Material Subsidiary of the Borrower has executed a Guaranty and otherwise complied with the requirements of Section 5.9. Schedule 4.1 lists each Material Subsidiary of the Borrower, its jurisdiction and type of organization, and the owners of the equity interests in such Material Subsidiary.
     Section 4.2. Corporate Power; Authorization; No Violation.
     (a) The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranties and the consummation of the transactions contemplated hereby and thereby (i) are within the Borrower’s and the Guarantors’ corporate, limited liability, or limited partnership powers, (ii) have been duly authorized by all necessary corporate, limited liability, or limited partnership action, (iii) do not contravene (A) the Borrower’s or any Guarantor’s certificate or articles of incorporation or formation, by-laws, limited liability company agreement or other governing documents or (B) any law or any material contractual restriction binding on the Borrower or any Guarantor, and (iv) will not result in or require (A) the creation or imposition of any Lien prohibited by this Agreement or (B) any preferential right, right of first refusal, consent right, or similar right of a counterparty under any material contract.
     (b) At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing (i) will be within the Borrower’s corporate powers, (ii) will have been duly authorized by all necessary corporate action on the part of the Borrower, (iii) will not contravene (A) the Borrower’s certificate of incorporation or by-laws or (B) any law or any material contractual restriction binding on the Borrower, and (iv) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.3. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the consummation of the transactions contemplated thereby, except for (i) those that have already been obtained or made, (ii) routine consents, authorizations, filings and notices required to be made in the ordinary course of business, (iii) the filing of UCC-1 or UCC-3 financing statements in the appropriate filing offices, and (iv) filings required pursuant to Section 5.9 in connection with new Material Subsidiaries or Section 5.12 and Section 5.13 in connection with the mortgaging of additional Oil and Gas Properties). At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party will be required for such Borrowing or the use of the proceeds of such Borrowing.
     Section 4.4. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Credit Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     Section 4.5. Financial Statements. The Financial Statements, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries, for the fiscal year ended on such date, and such consolidated balance sheets and consolidated statements of operations, cash flow, and stockholders’ equity were prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission). Since the date of the Financial Statements, no Material Adverse Change has occurred.
     Section 4.6. True and Complete Disclosure.
     (a) All factual information (excluding estimates, projections, and pro forma financial information) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby (but limited to those delivered by the Borrower or its Subsidiaries to a Bank or the Agent in connection with such agreements and transactions in anticipation of or in connection with this amendment and restatement) is (taken as a whole) true and correct in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the date of this Agreement, in light of the circumstances under which they were made. All such projections, estimates, and pro forma financial information heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries were prepared in good faith on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     (b) All factual information (excluding estimates, projections, and pro forma financial information) furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Bank or the Agent after the Effective Date for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is (taken as a whole) true and correct in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made. All such projections, estimates, and pro forma financial information furnished by the Borrower or any of its Subsidiaries after the Effective Date were prepared in good faith on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.7. Litigation. Set forth on Schedule 4.7 is an accurate description of all of the Borrower’s and its Subsidiaries’ pending litigation existing on the date of this Agreement which could reasonably be expected to cause a Material Adverse Change. There is no pending or, to the best knowledge of the Borrower, threatened action, proceeding, or investigation affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which (a) could reasonably be expected to cause a Material Adverse Change, except as set forth on Schedule 4.7, or (b) purports to affect the legality, validity, binding effect, or enforceability of this Agreement, any Note, or any other Credit Document.
     Section 4.8. Use of Proceeds. All Advances and Letters of Credit shall be used (a) to pay costs and expenses related to the credit facility evidenced by this Agreement, and (b) for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance the acquisition of Oil and Gas Properties and to pay transaction costs in connection with any permitted issuance of Permitted Notes). The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation U or X.

     Section 4.9. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10. Taxes. Proper and accurate (in all material respects) federal, state, local, and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time of filing) by or on behalf of the Borrower, its Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained with appropriate governmental agencies in all jurisdictions in which such returns, reports, and statements are required to be filed, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all taxes (which are material in amount) and other material impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, except where contested in good faith by appropriate proceedings. The reserves for accrued taxes reflected in the financial statements delivered to the Banks under this Agreement are adequate in the aggregate for the payment of all unpaid taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such taxes or reserves therefor, the failure to pay or provide for which does not and could not cause a Material Adverse Change, and except that no reserves are maintained for the Louisiana franchise taxes that are the subject of the litigation described in paragraph 1 of Schedule 4.7. Timely payment of all material sales and use taxes required by applicable law has been made by the Borrower and all other members of the Tax Group.
     Section 4.11. ERISA Compliance.
     (a) Except where such failure could not reasonably be expected to cause a Material Adverse Change, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws. Except where such failure or event could not reasonably be expected to cause a Material Adverse Change, (i) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and (ii) to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
     (c) In all cases, except where such event or failure, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change: (i) No ERISA

Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     Section 4.12. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries are in all material respects in good repair, working order and condition. Except as could not reasonably be expected to cause a Material Adverse Change, since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.
     Section 4.13. No Burdensome Restrictions; No Defaults. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Guarantor is a party. No Default has occurred and is continuing.
     Section 4.14. Environmental Condition.
     (a) Permits, Etc. Except as set forth on Schedule 4.14(a), the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material to the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in compliance in all material respects with all terms and conditions of such Environmental Permits and with all other applicable Environmental Laws; (iii) have not received written notice of any unresolved violation or alleged violation of any Environmental Law or Environmental

Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. Except as set forth on Schedule 4.14(b), none of the present or, to the Borrower’s actual knowledge, previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for any material removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has resulted in any condition at the site, or, to the Borrower’s actual knowledge, at any third-party site, that could reasonably be expected to result in the imposition of any Response, notice, or investigatory obligations on the Borrower or any of its Subsidiaries under applicable Environmental Law that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing, except for matters that will not result in a Material Adverse Change: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, or its present or former Subsidiaries on any of their presently or, to the Borrower’s actual knowledge, formerly owned or operated Property (ii) there are no current liabilities of the Borrower and its Subsidiaries arising under any Environmental Laws, and (iii) to the Borrower’s actual knowledge, there are no facts or circumstances that could reasonably be expected to result in the imposition of any liabilities, costs or obligations on the Borrower or its Subsidiaries in connection with any Environmental Laws.
     Section 4.15. Permits, Licenses, Etc.; Compliance with Legal Requirements. Except for Environmental Permits, which are addressed in Section 4.14(a), the Borrower and its Subsidiaries possess (a) all permits and licenses which are material to the conduct of its business and (b) except where the failure to possess the same could not reasonably be expected to result in a Material Adverse Change, all patents, patent rights or patent licenses, trademarks, trademark rights, trade names rights and copyrights necessary for the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements and good industry practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
     Section 4.16. Gas Contracts. Neither the Borrower nor any of its Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s consolidated Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Borrower’s consolidated Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower or its relevant Subsidiary has established monetary reserves adequate in amount in accordance with GAAP to satisfy such obligations.
     Section 4.17. Title to Properties, Liens, Leases, Etc.
     (a) Except as is being cured pursuant to Section 5.13, Borrower and/or its applicable Subsidiaries (i) have good and marketable title to all Borrowing Base Assets, free and clear of all Liens, except for Permitted Borrowing Base Liens, and (ii) have good and marketable title to all material assets reflected in the financial statements most recently delivered pursuant to Section 5.6(a) or Section 5.6(b), free and clear of all Liens, except for Permitted Liens.
     (b) On the date of this Agreement, (i) with respect to the Mortgages, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary as of such date to create and perfect the Liens provided for in the Mortgages will have been made, obtained and taken in all relevant jurisdictions and (ii) with respect to the Security Agreement, (A) all UCC-1 financing statements which are necessary as of such date to create and perfect the Liens provided for in the Security Agreement will have been made, obtained and taken in all relevant jurisdictions and (B) all actions necessary to grant control over the Pledged Securities (as defined in the Security Agreement) have been taken.
     (c) All leases and agreements for the conduct of business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case which could reasonably be expected to cause a Material Adverse Change.
     (d) No Credit Party is a party to any agreement or arrangement (other than this Agreement, the Security Documents, and the documents evidencing Debt referred to in Section 6.2(c)), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.
     Section 4.18. Mineral Interests.
     (a) Except for Permitted Borrowing Base Liens, all Borrowing Base Assets are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.
     (b) Without regard to any consent or non-consent provisions of any joint operating agreement covering Borrower’s or any Guarantor’s Proved Mineral Interests, and except for Permitted Borrowing Base Liens, Borrower’s and each Guarantor’s share of (i) the costs for each Borrowing Base Asset is not greater than the decimal fraction set forth in the most recently delivered Oil and Gas Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (ii) production from, allocated to, or attributed to each such Borrowing Base Asset is not less than the decimal fraction set forth in such Oil and Gas Reserve

Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.
     (c) Each well drilled in respect of proved producing reserves described in the most recently delivered Oil and Gas Reserve Report (i) is capable of, and was, as of the date of such Oil & Gas Reserve Report, producing Hydrocarbons in commercial quantities, and Borrower and each Guarantor (as applicable) is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (ii) to Borrower’s knowledge, has been drilled, bottomed, completed, and operated in compliance in all material respects with applicable Legal Requirements and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Borrower agrees to comply with the following covenants.
     Section 5.1. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, with all Legal Requirements except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.
     Section 5.2. Maintenance of Insurance.
     (a) Required Insurance Coverage. Borrower will maintain, and will cause each Subsidiary to maintain, property and physical damage insurance on selected real and personal property on an all risks basis (including the perils of flood and quake on a sub-limited basis), covering the repair and replacement cost of all such selected property. Borrower will also maintain commercial general liability and excess liability insurance and products/completed operations liability coverage. Each of the policies described in this clause (a) shall be of the kinds and in the amounts customarily carried or maintained by Persons of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. All such insurance shall be provided by insurers having a minimum A.M. Best policyholders rating of A-, VII. Borrower will not, and will not permit any of its Subsidiaries to, bring or keep any article on any business location of Borrower or any of its Subsidiaries, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition would reasonably cause the invalidation of any insurance required by this Section 5.2, or would otherwise be prohibited by the terms thereof.
     (b) Loss Payee; Additional Insured.
     (i) On or prior to the Effective Date, and at all times thereafter, Borrower will cause Agent to be named as (A) an additional insured on each liability policy required to be maintained pursuant to this Section 5.2, and (B) loss payee (which shall include, as applicable, identification as mortgagee) on each property and physical damage policy required to be maintained pursuant to this Section 5.2 for any Property Proceeds in excess of $10,000,000 arising from a single event or related series of events.
     (ii) If (A) Agent receives Property Proceeds in its capacity as loss payee, (B) no Default or Event of Default exists at such time, and (C) such Property Proceeds are not required to be applied as a prepayment under the terms of this Agreement, Agent will remit such Property Proceeds to Borrower within fifteen days after receipt.
     (iii) Agent shall, promptly after the Effective Date, deliver, to Borrower’s insurance broker for delivery to each insurer that provides a property or physical damage policy on which Agent is listed as loss payee, a revocable notice that such insurer may pay any Property Proceeds arising from a single event or related series of events that occurred prior to the date of this Agreement directly to Borrower; provided that (A) such notice may be revoked by Agent at any time when a Default or Event of Default exists or any such Property Proceeds would be required to be applied as a prepayment under the terms of this Agreement, and (B) any Property Proceeds payable under such policy after receipt by the insurer of written notice of such revocation shall be paid directly to Agent. If such Default or Event of Default is cured or waived, the foregoing arrangement may be restored with respect to future Property Proceeds.
     (iv) All loss payee and additional insured endorsements must be in form and substance reasonably acceptable to Agent.
     (c) Evidence of Insurance Coverage. Borrower will deliver to Agent on the Effective Date, an Insurance Certificate from Borrower’s insurance broker in effect on such date showing the amount of coverage under all such policies as of such date, showing the endorsements required above, and showing waivers of all rights of subrogation against all loss payees and additional insureds. Each such Insurance Certificate will also indicate that each additional insured and loss payee will be given at least 30 days’ written notice of the cancellation, termination, reduction in amount or material change in coverage to any part of any applicable policy; provided that for cancellation of the policy due to non-payment of the premium, only 10 days’ advance written notice shall be required. Annually, on or prior to June 30, Borrower shall provide Insurance Certificates for all of its insurance policies as of May 1 of such year and such additional information as to the applicable policies as is reasonably requested by any Bank. Borrower will deliver to Agent, (i) within 15 days after receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing under the applicable policy immediately prior to such notice, (ii) as soon as possible but no later than May 31 of any year, notice of any cancellation or nonrenewal of any insurance policy by the applicable insurer, if such policy has not been renewed or replaced with a substantially similar policy, effective as of May 1 of such year, and (iii) notice of any cancellation or nonrenewal of any insurance policy by Borrower as soon as possible but no later than May 31 of any year.
     Section 5.3. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except, in each case, where failure to qualify or preserve and maintain its rights and franchises could not reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.4.
     Section 5.4. Payment of Taxes, Claims, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims in excess of $2,500,000 which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, or levy which is being contested in good faith and by appropriate proceedings, and with respect to which reserves required by GAAP have been provided.
     Section 5.5. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors; provided however, the Agent or the Bank for whose benefit such inspection and visitation is made assumes sole responsibility for the condition of any property of the Borrower or its Subsidiaries so visited and inspected, the access and egress thereto (including, but not limited to wharves, docks, and helicopter landing areas), and any vice or defect therein or thereon, and assumes all responsibility for and hereby releases and indemnifies the Borrower, its Affiliates, and their officers, directors, employees, and agents against any claim for damage or injury to or by the Agent or such Bank (or the representatives thereof) or to the Borrower’s or its Subsidiaries’ property which may be occasioned by such inspection and visitation of the Borrower’s or its Subsidiaries’ property.
     Section 5.6. Reporting Requirements. The Borrower shall furnish to the Agent and each Bank:
     (a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Ernst & Young LLP or other independent certified public accountants of national standing and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) the capital budget for the Borrower and its Subsidiaries established by the Board of Directors of the Borrower for the next fiscal year, in reasonable detail by geographical area and type of expenditure, and (iii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;
     (b) Quarterly Financials. As soon as available and in any event not later than 90 days after the end of each of the first three quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission), and (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;
     (c) Oil and Gas Reserve Reports.
     (i) As soon as available but in any event on or before March 31 of each year, an engineering report in form and substance meeting the requirements of the Securities and Exchange Commission for financial reporting purposes, certified by a firm or firms of independent consulting petroleum engineers approved by the Agent as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s consolidated Oil and Gas Properties as of December 31 of the previous year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.
     (ii) As soon as available but in any event on or before September 30 of each year, an internal engineering report in form and substance satisfactory to the Agent, certified by a Responsible Officer of the Borrower, to such Responsible Officer’s actual knowledge without investigation and not in such Responsible Officer’s individual capacity, as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s consolidated Oil and Gas Properties as of June 30 of such year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.

     (iii) Each engineering report delivered pursuant to clause (i) or (ii) above or clause (iv) below shall be accompanied by a certificate, executed by a Responsible Officer of the Borrower in the form of Exhibit I attached hereto, which (A) sets forth the Mortgaged Property Value, as set forth in such engineering report, (B) either (y) demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Oil and Gas Property Value as set forth in such engineering report or (z) demonstrates and certifies the amount by which such Mortgaged Property Value is less than 80% of such Oil and Gas Property Value and agrees that the Borrower shall take all actions required under Section 5.12 hereof within the period required by such Section, and (C) certifies a true, correct and complete schedule of all Swap Contracts of the Credit Parties, specifying the type of Swap Contract, pricing arrangements, volume, expiration, counterparty, and such other information as may be reasonably requested by the Agent.
     (iv) (A) At least 10 days prior to the consummation of any sale, lease, transfer, or other disposition, whether or not in the ordinary course of business, by the Borrower or any Guarantor of any Mortgaged Property for which the value of the future net income attributed thereto in the most recently delivered engineering report (individually or on a cumulative basis with all sales of Mortgaged Properties consummated since the date of such report) comprised in excess of 5% of the Mortgaged Property Value as set forth in such report, (B) at least 10 days prior to the consummation of any acquisition by the Borrower or any Guarantor of any Oil and Gas Property for which the value of the future net income attributed thereto in the engineering reports obtained in connection with such acquisition (individually or on a cumulative basis with all acquisitions of Oil and Gas Properties consummated since the date of such report) comprises in excess of 5% of the Oil and Gas Property Value as set forth in the engineering report most recently delivered under this Agreement, and (C) no later than 10 days following the written request of the Agent (provided that, so long as no Event of Default exists, the Agent shall not make more than 2 such requests in any calendar year), the Borrower shall provide (y) an updated internal engineering report, current as of the end of the month then most recently ended for which production data is available and in form and substance satisfactory to the Agent, setting forth the information required by clause (ii) above for internal engineering reports and (z) a certificate as required by clause (iii) above which, in the case of any disposition of any Mortgaged Property or acquisition of any Oil and Gas Property, shall make the required calculation giving pro forma effect to such transaction (including, in the case of any disposition of any Mortgaged Property, the inclusion of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors pursuant to Section 6.4(b)(ii) prior to or concurrently with such disposition).
     (v) The Agent and the Banks acknowledge that the Oil and Gas Reserve Reports contain certain proprietary information including geological and geophysical data, maps, models, and interpretations necessary for determining the Borrowing Base and the creditworthiness of the Borrower and the Guarantors. The Agent and the Banks agree to maintain the confidentiality of such information except (A) as required by law and (B) that the Agent and the Banks may share such information with potential transferees of their interests under this Agreement if such transferees agree to maintain the confidentiality of such information.

     (d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;
     (e) Securities Law Filings. Except as provided in paragraphs (a) and (b) above, promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiary sends to or files with the United States Securities and Exchange Commission or sends to any shareholder of the Borrower;
     (f) ERISA Events. As soon as possible and in any event within ten Business Days after the occurrence of each ERISA Event known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth the details of such ERISA Event and the actions which the Borrower has taken and proposes to take with respect thereto;
     (g) Other ERISA Notices. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (h) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, investigation, summons or citation received from the EPA, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability on the Borrower or any of its Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $2,500,000, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or a Release of Hazardous Substances which could reasonably result in the imposition of liability on the Borrower or any of its Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $2,500,000, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located, pursuant to Environmental Laws;
     (i) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of (i) any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority (including material Environmental Permits) and (ii) any other material notice from any Governmental Authority;
     (j) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change or;

     (k) Disputes, Etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries; and
     (l) Other Information. Promptly, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time to time reasonably request.
     (m) Notices regarding Oil and Gas Properties. Promptly, but in any event at least 10 days prior to the consummation thereof, written notice of (i) any sale, lease, transfer, or other disposition, whether or not in the ordinary course of business, by the Borrower or any Guarantor of any Mortgaged Property and (ii) any acquisition by the Borrower or any Guarantor of any Oil and Gas Property for which the value of the future net income attributed thereto in the engineering reports obtained in connection with such acquisition (individually or on a cumulative basis with all acquisitions of Oil and Gas Properties consummated since the date of such report) comprises in excess of 5% of the Oil and Gas Property Value as set forth in the engineering report most recently delivered under this Agreement.
     Documents required to be delivered pursuant to Section 5.6(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted by, or on behalf of, the Borrower on the Borrower’s internet website or another internet or intranet website to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall deliver paper copies of such documents to the Agent or any Bank upon its written request, until a written request to cease delivering paper copies is given by the Agent or such Bank. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Section 5.7. Designation of Public Information. The Borrower hereby acknowledges that (a) Agent and/or the Arranger will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the Issuing Bank and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” unless and until the Agent (1) has been notified in writing by any Bank that it is a Public Bank or has received notice through the Platform that any Bank is a Public Bank and (2) has given notice to the Borrower that any Bank is a Public Bank.
     Section 5.8. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain their material Properties used or to be used in the continuing operations of the Borrower and its Subsidiaries in all material respects in good repair, working order, and condition, and (ii) abstain from committing and from knowingly or willfully permitting the commission of, waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities the costs of which would result in a Material Adverse Change.
     Section 5.9. New Subsidiaries. Prior to the creation or acquisition of any Material Subsidiary after the date of this Agreement or if an existing Subsidiary becomes a Material Subsidiary after the date of this Agreement, the Borrower shall give written notice of such new Material Subsidiary to the Agent. Within 15 days after such creation or acquisition or such Subsidiary’s becoming a Material Subsidiary, the Borrower shall cause (a) such Subsidiary to execute and deliver to the Agent a Guaranty (or joinder to an existing Guaranty) with such changes as the Agent may reasonably request, (b) such Subsidiary to execute and deliver to the Agent a Security Agreement (or joinder to an existing Security Agreement) with such changes as the Agent may reasonably request, (c) if such Subsidiary holds Oil and Gas Properties, and if the Mortgaged Property Value as set forth in the certificate of such value delivered in connection with the most recently delivered engineering report is less than 80% of the Oil and Gas Property Value (after giving effect to such New Subsidiary’s Oil and Gas Properties), such Subsidiary to execute and deliver to the Agent a Mortgage or Mortgages granting an Acceptable Security Interest in such Oil and Gas Properties, (d) each equity holder of such Subsidiary to execute and deliver a supplement or joinder to its Security Agreement evidencing its pledge of the equity of such Subsidiary, (e) such Subsidiary and such equity holders to deliver to the Agent evidence of corporate authority to enter into such documentation as the Agent may reasonably request, including, without limitation, if requested by Agent, a legal opinion regarding the enforceability of such documentation, and (f) such Subsidiary and such equity holders deliver to the Agent such other documentation, or authorize Agent to take such other action, as is reasonably requested by Agent.
     Section 5.10. Maintenance of Books and Records. The Borrower shall, and shall cause its Material Subsidiaries to, (a) maintain proper books of record and account, in which full, true, and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     Section 5.11. Use of Proceeds. The Borrower shall, and shall cause its Subsidiaries to, use all Advances and Letters of Credit (a) to pay costs and expenses related to the credit facility evidenced by this Agreement, and (b) for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance the acquisition of Oil and Gas Properties and to pay transaction costs in connection with any permitted issuance of Permitted Notes).
     Section 5.12. Agreement to Mortgage; Further Assurances.
     (a) If any certificate delivered pursuant to Section 5.6(c)(iii) or (iv) demonstrates that the Mortgaged Property Value as set forth in the related engineering report is less than 80% of the Oil and Gas Property Value as set forth in such report, the Borrower shall, or shall cause the Guarantors to (i) promptly, but in any event within 60 days of the delivery of such certificate, grant to the Agent an Acceptable Security Interest in (A) additional Oil and Gas Properties of the Borrower or the Guarantors as necessary to cause the Mortgaged Property Value to equal or exceed 80% of the Oil and Gas Property Value, together with all related equipment and (B) the Borrower’s and the Guarantors’ contracts related to such additional Mortgaged Properties (unless the granting of a security interest in any such contract requires the consent of the applicable counterparty, in which case the Borrower or applicable Guarantor shall grant such security interest upon receipt of such consent), and (ii) promptly, but in any event within 90 days of the delivery of such certificate (A) perform such title review, title reports (provided that no title opinions shall be required), and title clean-up as are reasonably requested by the Agent with respect to such additional Mortgaged Properties, (B) use commercially reasonable efforts to obtain consents from contract counterparties with respect to each such additional Mortgaged Contract that is material to (y) the Credit Parties’ business or financial condition or (z) the operation and ownership of the additional Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks, and (C) take such other actions, approve such other filings, provide such opinions of counsel, and execute and deliver such other documents as are reasonably requested by the Agent in connection with the foregoing.
     (b) The Credit Parties shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully perfecting or renewing the rights of the Agent and the Banks with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be part of the Collateral) pursuant hereto or thereto, including without limitation using commercially reasonable efforts to obtain consents from contract counterparties with respect to any future Mortgaged Contract that is material to (i) the Credit Parties’ business or financial condition or (ii) the operation and ownership of the Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks. Upon the exercise by the Agent or any Bank of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent or such Bank may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     Section 5.13. Title Information and Cure.
     (a) Within 60 days after the delivery to Agent and the Banks of each Oil and Gas Reserve Report required by Section 5.6, the Borrower shall deliver title information (provided that no title opinions shall be required) in form and substance reasonably acceptable to Agent covering enough of the Oil and Gas Properties evaluated by such Oil and Gas Reserve Report that were not included in the immediately preceding Oil and Gas Reserve Report, so that Agent shall have received, together with title information previously delivered to Agent, reasonably satisfactory title information on at least 80% of the Oil and Gas Property Value; provided that, to the extent it is not possible or is impractical for the Borrower to satisfy such 80% requirement without delivering title information covering Oil and Gas Properties located in the Marcellus Shale, the 60-day deadline set forth above shall be extended by an additional 60 days, but only with respect to the Oil and Gas Properties located in the Marcellus Shale.
     (b) Within 60 days after notice from Agent that title defects or exceptions (including defects or exceptions as to priority, but excluding Permitted Borrowing Base Liens) exist with respect to any Oil and Gas Properties such that Agent no longer has reasonably satisfactory title information on at least 80% of the Oil and Gas Property Value, then the Borrower shall do one or a combination of the following so that Agent shall have received, together with title information previously delivered to Agent, satisfactory title information on at least 80% of the Oil and Gas Property Value: (i) cure any such title defects or exceptions, (ii) substitute acceptable Oil and Gas Properties having an equivalent or greater value with no title defects or exceptions other than Permitted Borrowing Base Liens or (iii) deliver title information (provided that no title opinions shall be required) in form and substance acceptable to Agent.
     (c) If Borrower is unable to cure any title defect requested by Agent to be cured within the 60-day period referred to in subsection (b) above or Borrower does not comply with the requirements to provide acceptable title information covering 80% of the Oil and Gas Property Value in accordance with subsection (b) above, such failure shall not be an Event of Default, but instead Agent shall have the right to exercise the following remedy in its sole discretion from time to time while such condition persists, and any failure to so exercise this remedy at any such time shall not be a waiver as to future exercise of the remedy by Agent or the Banks. To the extent that Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and Agent may send a notice to Borrower and the Banks that the then outstanding

Borrowing Base shall be reduced by 50% of the value given to such unacceptable Mortgaged Property in the most recently delivered Oil and Gas Reserve Report.
ARTICLE VI
NEGATIVE COVENANTS
The Borrower agrees to comply with the following covenants.
     Section 6.1. Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:
     (a) Liens securing the Obligations;
     (b) Liens specified in the attached Schedule 6.1 on the Property owned by the Borrower and its Subsidiaries which is specified therein securing only the obligations disclosed to be secured by such Liens therein;
     (c) Liens securing indebtedness permitted under Section 6.2(c), provided that each such Lien encumbers only the property acquired in connection with the creation of any such purchase money indebtedness;
     (d) Liens for taxes, assessments, or other governmental charges or levies that (i) are not yet due or (ii) provided foreclosure, distraint, sale, or other similar proceedings shall not have been initiated, are being contested in good faith by appropriate proceedings, and for which such reserve as may be required by GAAP shall have been made;
     (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;
     (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;
     (g) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or the relevant Subsidiary or materially detract from the value or use of the Property to which they apply;

     (h) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Subsidiary acquired the Property, which have been disclosed to the Agent;
     (i) Liens to secure plugging and abandonment obligations;
     (j) Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000;
     (k) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and
     (l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f).
     Section 6.2. Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of the Borrower and its Subsidiaries under the Credit Documents;
     (b) Debt of the Borrower and its Subsidiaries disclosed in the attached Schedule 6.2 and any extensions, rearrangements, modifications, renewal, and refinancings thereof which do not increase the principal amount thereof or the interest rate charged thereon above a market rate of interest;
     (c) Debt (including Capital Leases and purchase money obligations) relating to Property or assets acquired by the Borrower after the date of this Agreement not to exceed $25,000,000 (excluding gas balancing liabilities assumed in the acquisition of Oil and Gas Properties) at any time outstanding;
     (d) Debt for borrowed money owed by any Subsidiary of the Borrower to the Borrower or to any other Credit Party;
     (e) Debt in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;
     (f) any guarantee of any other Debt permitted to be incurred hereunder;
     (g) Debt in respect of letters of credit, bank or completion guarantees, surety, performance, warranty, bid, appeal or other bonds or guarantees and similar instruments, in each case to the extent (x) required by applicable Legal Requirements or any third Person and (y)

provided in the ordinary course of business in connection with the operation of the Oil and Gas Properties;
     (h) unsecured Debt incurred to finance insurance premiums in an aggregate amount not to exceed $2,000,000 outstanding at any time;
     (i) endorsements of negotiable instruments for collection in the ordinary course of business;
     (j) Permitted Notes not to exceed an amount of $800,000,000 in aggregate outstanding principal at any time, provided that (i) no Default or Event of Default exists at the time of the issuance of such Permitted Notes and (ii) the obligors (including any guarantors) under any such Permitted Notes shall be limited to Credit Parties; and
     (k) other unsecured Debt not to exceed $10,000,000 in the aggregate at any one time outstanding.
     Section 6.3. Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document, and Permitted Notes Documents) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Borrower’s Subsidiaries to the Borrower; provided that no Permitted Notes Document shall limit the creation or existence of any Lien securing the Obligations or contain limitations on Restricted Payments made by any Subsidiary to the Borrower or any other Subsidiary that are more restrictive than the limitations in Section 6.5 of this Agreement.
     Section 6.4. Merger or Consolidation; Asset Sales; Farm-Outs. The Borrower shall not, and shall not permit any of its Subsidiaries to:
     (a) merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly owned Subsidiaries and any of the Borrower’s wholly owned Subsidiaries may merge with another of the Borrower’s wholly owned Subsidiaries, and (ii) in connection with a sale permitted pursuant to Section 6.4(b)(i) of a Subsidiary of Borrower that (A) is not a Material Subsidiary and (B) does not own Borrowing Base Assets, such Subsidiary may merge with a Person that is not a wholly owned Subsidiary of Borrower; provided that, in the case of the mergers pursuant to clauses (i) or (ii) above, (x) immediately after giving effect to any such proposed transaction no Default would exist, (y) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity, and (z) in the case of any such merger between a Guarantor and a Subsidiary that is not a Guarantor, the Guarantor is the surviving entity;
     (b) sell, lease, transfer, or otherwise dispose of any of its Property, or an equity interest in a Subsidiary owning any Property, (including pursuant to a farm-out, participation, or other agreement that would reduce the Borrower’s or such Subsidiary’s interest in any Property but excluding, for the avoidance of doubt, issuances of equity by (1) the Borrower or (2) any Subsidiary of a Credit Party to a Credit Party), except for (i) dispositions (directly or indirectly)

of assets that are not Borrowing Base Assets or Mortgaged Properties either (y) in the ordinary course of business or (z) outside of the ordinary course of business in an aggregate amount for any fiscal year not to exceed $50,000,000, and (ii) dispositions (directly or indirectly), whether or not in the ordinary course of business, of Borrowing Base Assets, including Mortgaged Properties, of which the Borrower has provided the Agent 10 days’ advance notice, provided that (y) such proposed dispositions will not cause the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure to exceed the Borrowing Base, after giving effect to any reduction of the Borrowing Base that would be required under Section 2.2(e) in connection with such sale and (z) in the case of any disposition (directly or indirectly) of a Mortgaged Property, at the time of such disposition the Mortgaged Property Value is not less than 80% of the Oil and Gas Property Value, as set forth in the engineering report most recently delivered pursuant to Section 5.6(c), after giving effect to (1) any reduction of such present value (which shall be the present value given to such assets in such most recent engineering report, including the applicable stated discount utilized therein, in connection with such disposition) on a cumulative basis with all direct or indirect sales of Mortgaged Properties since the date of such report and (2) the aggregate present value, as set forth in such report or otherwise reasonably determined by the Agent and discounted at the applicable rate stated in such report, of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors in accordance with the requirements of Section 5.12 prior to or concurrently with such disposition (on a cumulative basis with all mortgages of additional Oil and Gas Properties since the date of such report); or
     (c) enter into any contract that would obligate the Borrower or such Subsidiary to sell, lease, transfer, or otherwise dispose, directly or indirectly, of any interest in any of its Property pursuant to a farm-out, participation, or other similar agreement, unless such sale, lease, transfer, or other disposal would be permitted by Section 6.4(b) above.
     Section 6.5. Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay any Restricted Payment or make any prepayment, redemption, or defeasance of Debt (other than Debt under the Credit Documents) other than the following:
     (a) Restricted Payments from a Subsidiary of the Borrower to the Borrower;
     (b) the repurchase or redemption, in one or more transactions, of shares of Borrower’s common stock, or a one-time payment of a special dividend, in an aggregate amount during the period from December 31, 2010 until the Maturity Date not to exceed $100,000,000, so long as (i) at the time of any such repurchase, redemption or special dividend, and immediately after giving effect thereto, the Borrowing Base is at least $50,000,000 greater than the sum of the outstanding principal amount of the Advances plus the Letter of Credit Exposure and (ii) no Default exists at the time of any such repurchase, redemption or special dividend, or would be caused thereby;
     (c) any prepayment, redemption, or defeasance of Debt, so long as (i) at the time of such prepayment, redemption, or defeasance, and immediately after giving effect thereto, the sum of the outstanding principal amount of the Advances plus the Letter of Credit Exposure does not exceed 90% of the Borrowing Base in effect at such time and (ii) no Default exists at the time of such prepayment, redemption, or defeasance or would be caused thereby; and

     (d) any substantially concurrent prepayment, redemption or defeasance of Permitted Notes from the proceeds of other Permitted Notes.
     Section 6.6. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:
     (a) Liquid Investments;
     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) ordinary course of business contributions, loans, or advances to, or investments in, (i) a directly or indirectly wholly owned Subsidiary of the Borrower, or (ii) the Borrower;
     (d) farm-outs, farm-ins, development venture agreements, joint operating agreements, area of mutual interest agreements, limited partnerships, investments in gathering systems or pipelines, and similar transactions, in each case related to oil and gas exploration and production businesses and in the ordinary course of business;
     (e) investments not covered by clauses (a) through (d) above in an aggregate outstanding amount not to exceed $5,000,000;
     (f) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $500,000 in the aggregate at any time; and
     (g) investments in stock, obligations or securities received in settlement of debts arising from investments permitted under this Section 6.6 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries.
     Section 6.7. Prohibition on Speculative Hedging. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, assume, or hold a speculative position in any commodities market or futures market. Borrower may continue its current production hedging program policy, including swaps, puts, and collars, to reduce price risk on quantities less than its total production.
     Section 6.8. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement or otherwise approved in writing by the Agent, and except as described in Schedule 6.8, the Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a Credit Party); (b) any transfer, sale, lease, assignment, or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate (other than a Credit Party); or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (other than a Credit Party) (including without limitation guaranties and assumptions of obligations of an Affiliate) ; provided that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate.
     Section 6.9. Compliance with ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any ERISA Affiliate to the PBGC or (b) permit to exist any occurrence of any Reportable Event, or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.
     Section 6.10. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 6.4, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Borrower’s Subsidiaries or permit any Subsidiary to issue, sell, or otherwise dispose of any shares of its capital stock or the capital stock of any of the Borrower’s Subsidiaries.
     Section 6.11. Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person (other than the Borrower or a Subsidiary of the Borrower) any property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such property or any part thereof or other property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the property sold or transferred except such transactions (a) incident to transactions permitted by Section 6.4(b), and (b) from which arise lease obligations and other rental obligations not exceeding $3,000,000 during any fiscal year of the Borrower.
     Section 6.12. Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, materially change the character of their business as presently and normally conducted or engage in any type of business not related to their business as presently and normally conducted.
     Section 6.13. Debt to EBITDA Ratio. The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of Borrower, of (a) Borrower’s consolidated Debt on such date to (b) Borrower’s consolidated EBITDA for the four fiscal quarters most recently ended, to be greater than 3.25 to 1.00.
     Section 6.14. Interest Coverage Ratio. The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of Borrower, of (a) its consolidated EBITDA for the four fiscal quarters most recently ended to (b) its consolidated Net Interest Expense for the four fiscal quarters most recently ended, to be less than 3.00 to 1.00.

     Section 6.15. Subordinated Debt. The Borrower (a) shall not violate the subordination terms governing any Debt which is by its terms subordinated to the Obligations and (b) shall not amend the subordination terms governing any such Debt without prior written consent of the Majority Banks.
ARTICLE VII
REMEDIES
     Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:
     (a) Payment. The Borrower shall fail to pay (i) any principal of any Advance or any reimbursement obligation in respect of any Letter of Credit Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any interest on any Advance or any fee or any other amount (other than an amount referred to in clause (i) above) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary of the Borrower in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches.
     (i) The Borrower shall fail to perform or observe any covenant contained in Section 5.2, 5.3, 5.5, 5.6 (except for clauses (h), (i) and (l) thereof), or 5.9, or Article VI of this Agreement,
     (ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty, or
     (iii) any Credit Party shall fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) or (ii) above, or any other provision of this Section 7.1, if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to such Person by the Agent or any Bank or such Person’s actual knowledge of such default;
     (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt or pay any net hedging obligation which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt or net hedging obligations of the Borrower or its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or such hedging obligations; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract, if applicable), or such Swap Contract is otherwise terminated prior to the scheduled term of the applicable transaction, in each case, resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the defaulting party or (B) any “Termination Event” (as defined in such Swap Contract, if applicable, or the equivalent defined term) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract, if applicable, or the equivalent defined term) and, in either event, the net hedging obligation owed by the Borrower or such Subsidiary as a result thereof is greater than $10,000,000;
     (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $10,000,000 (not fully covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) ERISA Events. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

     (h) Plan Withdrawals. The Borrower or any ERISA Affiliate as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $10,000,000;
     (i) Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.4, including any failure to make payments to cure the Borrowing Base deficiency within the time period specified by and in accordance with Section 2.4(b);
     (j) Credit Documents; Security Interests. Any provision of any Credit Document shall for any reason cease to be valid and binding on the applicable Credit Parties or any such Credit Party. Any Security Document shall for any reason (other than as permitted pursuant to the terms thereof or hereof) cease to create a valid and perfected lien on and security interest in any material portion of the Collateral or any Credit Party shall so state in writing; or
     (k) Change of Control. (i) As a result of one or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” of more than 35% of the outstanding common stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), provided that the relationships among the officers and directors of the Borrower and among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a “group” or (ii) during any period of 12 consecutive months, beginning with and after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower or who were nominated for election by a majority of the persons who were directors of the Borrower at the beginning of such period cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period.
     Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,
     (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

     (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
     (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.
     Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,
     (a) (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
     (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.
     Section 7.4. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Agent, the Issuing Bank, each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, the Issuing Bank, such Bank or any such Affiliate to or for the credit or the account of the Borrower or any Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement, the Notes held by the Agent or such Bank, and the other Credit Documents, irrespective of whether or not the Agent, the Issuing Bank, such Bank or any such Affiliate shall have made any demand under this Agreement, such Notes, or such other Credit Documents, and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Bank or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. The rights of each Bank, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, the Issuing Bank or their respective Affiliates may have.
The Agent, the Issuing Bank and each Bank agrees to promptly notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent, the Issuing Bank and each Bank under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which the Agent, the Issuing Bank or such Bank may have.
     Section 7.5. Actions Under Credit Documents. Following an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, take any and all actions permitted under the other Credit Documents, including enforcing it rights under the Guaranties for the ratable benefit of the Banks.
     Section 7.6. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.7. Application of Funds. After the exercise of remedies provided for above (or after the Advances have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in Section 7.3), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Banks and the Issuing Bank and amounts payable underSections 2.11, 2.12, and 2.13), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances and other Obligations, ratably among the Banks and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, and Obligations with respect to Specified Swap Contracts and Specified Cash Management Agreements, ratably among the Banks, the Issuing Bank, and the holders of Obligations under Specified Swap Contracts and Specified Cash Management Agreements, in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.15; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
Subject to Section 2.6(d) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
THE AGENT AND THE ISSUING BANK
     Section 8.1. Appointment and Authorization of Agent.
     (a) Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except for the Borrower’s consultation rights explicitly set forth in Section 8.6.
     (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
     Section 8.2. Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

     Section 8.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Majority Banks or the Required Banks, as applicable (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks or the Required Banks, as applicable (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Bank or the Issuing Bank.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     Section 8.4. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Section 8.6. Resignation of Agent. The Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks or the Issuing Bank under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     Section 8.7. Non-Reliance on Agent and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 8.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Co-Documentation Agents, Managing Agents, Bookrunners, or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent, a Bank, or the Issuing Bank hereunder.
     Section 8.9. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Agent under Sections 2.7 and 9.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.7 and 9.4.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.
     Section 8.10. Collateral and Guaranty Matters. The Banks and the Issuing Bank irrevocably authorize the Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Majority Banks;
(b) to release any Lien on any Mortgaged Property granted to or held by the Agent under the Mortgages, so long as (i) after giving effect to such release, the Mortgaged Property Value shall not be less than 80% of the Oil and Gas Property Value as set forth in the most recent Oil and Gas Reserve Report, (ii) the Borrower shall deliver to the Agent a certificate in the form of Exhibit I hereto, which sets forth the calculation of Mortgaged Property Value and demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Oil and Gas Property Value, after giving effect to such release of Mortgaged Property, and (iii) the Borrower identifies in writing on such certificate the Mortgaged Properties to be released and sets forth the value attributed thereto in the most recent Oil and Gas Reserve Report;
(c) to subordinate any Lien on any property granted to or held by the Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(c); and
(d) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Majority Banks will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 8.10.
     Section 8.11. Indemnification of Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BANKS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE

OBLIGATION OF BORROWER TO DO SO), PRO RATA (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER), AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT; PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY BANKS OR REQUIRED BANKS, AS APPLICABLE, SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER) OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS, AND THE RESIGNATION OF THE AGENT.
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) extend or increase the Commitment of the Banks, (c) reduce the principal of, or interest on or rate of interest under, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date, (e) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.10 or this

Section 9.1, (g) amend the definitions of “Majority Banks” or “Required Banks”, (h) release any Guarantor from its obligations under any Guaranty (other than as provided in Section 8.10(d) or as otherwise permitted by the Credit Documents), (i) release all or substantially all of the Collateral (other than as provided in Section 8.10(a)(i)) in any transaction or series of related transactions, or (j) except with respect to a Defaulting Bank, change any provision which provides for payment to be distributed to the Banks in accordance with their Pro Rata Shares; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank. If any Bank refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Borrower that requires the consent of a greater percentage of Banks than the Majority Banks and such amendment, waiver or other modification is consented to by the Majority Banks, then the Borrower may replace such Bank in accordance with the provisions of Section 9.13.
     Section 9.2. Notices, Etc.
     (A) Except as provided in clause (b) below, all notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Annex 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that (i) notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent, and (ii) notices delivered through electronic communications pursuant to clause (b) below shall be effective as provided in such clause (b).
     (B) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (C) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT-RELATED PERSONS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Agent; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Bank, the Issuing Bank, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (D) Change of Address, Etc. Each of the Borrower, the Agent, and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Legal Requirements, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

     (E) Reliance by Agent, Issuing Bank, and Banks. The Agent, Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     Section 9.3. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.4. Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, the Security Documents, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, the Security Documents and the other Credit Documents. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.
     Section 9.5. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.
     Section 9.6. Bank Assignments and Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Agent an administrative questionnaire.
     (v) No Assignment to Borrower, Defaulting Bank, Natural Person. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Legal Requirements without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13, 9.4, and 9.7with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Advances and Letter of Credit Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Defaulting Bank or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Banks and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.13 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Bank, provided such Participant agrees to be subject to Section 2.10 as though it were a Bank. Each Bank that sells a Participation shall, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), maintain a register (the “Participant Register”) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(d) as though it were a Bank.
     (f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Banks, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Banks to make Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.6(d)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     Section 9.7. Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH BANK AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL AND INCLUDING SETTLEMENT COSTS) OF ANY KIND OR NATURE WHATSOEVER, (EXCLUDING, HOWEVER, THE COSTS AND EXPENSES INCURRED BY THE BANKS, OTHER THAN THE AGENT, IN CONNECTION WITH THE PREPARATION, EXECUTION OR DELIVERY OF THIS AGREEMENT) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY CREDIT DOCUMENT OR ANY OTHER AGREEMENT, LETTER, OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY THE BORROWER, ANY OTHER CREDIT PARTY OR ANY THIRD PARTY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN

WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF THE BORROWER OR SUCH CREDIT PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 9.7 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE AGENT, THE REPLACEMENT OF ANY BANK, THE TERMINATION OF THE COMMITMENTS, AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS. FOR THE AVOIDANCE OF DOUBT, ANY INDEMNIFICATION RELATING TO TAXES, OTHER THAN TAXES RESULTING FROM ANY NON-TAX CLAIM, SHALL BE COVERED BY SECTIONS 2.12 AND 2.13 AND SHALL NOT BE COVERED BY THIS SECTION 9.7.
     Section 9.8. USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act.
     Section 9.9. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 9.11. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.13(c), 9.4, and 9.7 and all of the obligations of the Banks in Section 8.7 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.12. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     Section 9.13. Replacement of Banks. If any Bank requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13, if any Bank is a Defaulting Bank, or if Borrower is otherwise permitted to replace a Bank pursuant to Section 9.1, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.6(b);
     (b) such Bank shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Legal Requirements.
     A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 9.14. [Reserved.]
     Section 9.15. Amendment and Restatement. This Agreement represents an amendment and restatement of the Existing Credit Agreement. Any indebtedness under the Existing Credit Agreement continues under this Agreement, and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof.
     Section 9.16. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.
     Section 9.17. Submission to Jurisdiction; Waiver of Punitive Damages; Jury Trial; Etc.
     (a) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES

THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY BANK OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY LEGAL REQUIREMENT.
     (d) WAIVER OF PUNITIVE DAMAGES, ETC. EACH PARTY HERETO HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, PROVIDED, HOWEVER, THAT, THIS WAIVER OF SPECIAL DAMAGES SHALL NOT INCLUDE ANY SPECIAL DAMAGES FOR WHICH ANY OF THE INDEMNITEES MAY BE LIABLE PURSUANT TO SECTION 9.7; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL,

CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
     (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.18. Treatment of Certain Information; Confidentiality.
Each of the Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Bank, the Issuing Bank, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Bank, or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agent, the Banks, and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Legal Requirements, including United States federal and state securities laws.
     THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     EXECUTED as of the date first above written.

BORROWER: STONE ENERGY CORPORATION
By:	/s/ David H. Welch
	Name:	David H. Welch
	Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT: BANK OF AMERICA, N.A.
By:	/s/ Alan Tapley
	Name:	Alan Tapley
	Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK AND ISSUING BANK: BANK OF AMERICA, N.A.
By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANKS: BNP PARIBAS
By:	/s/ Douglas R. Liftman
	Name:	Douglas R. Liftman
	Title:	Managing Director

By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

NATIXIS
By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Managing Director

By:	/s/ Liana Tchernysheva
	Name:	Liana Tchernysheva
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA
By:	/s/ Keith Buchanan
	Name:	Keith Buchanan
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE, N.A.
By:	/s/ Wesley Fontana
	Name:	Wesley Fontana
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TORONTO DOMINION (NEW YORK) LLC
By:	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC
By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

REGIONS BANK
By:	/s/ William A. Philipp
	Name:	William A. Philipp
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Daria Mahoney
	Name:	Daria Mahoney
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IBERIABANK
By:	/s/ Bryan Chapman
	Name:	Bryan Chapman
	Title:	Executive Vice President and Energy Lending Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WHITNEY NATIONAL BANK
By:	/s/ John B. Lane
	Name:	John B. Lane
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Masakazu Hasegawa
	Name:	Masakazu Hasegawa
	Title:	General Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Annex 1
COMMITMENTS;
BORROWER, AGENT, AND BANK NOTICE INFORMATION;
LENDING OFFICES
I.       Commitments

Bank of America, N.A.	$66,500,000
BNP Paribas	$66,500,000
Natixis	$66,500,000
The Bank of Nova Scotia	$66,500,000
Capital One, N.A.	$66,500,000
Toronto Dominion (New York) LLC	$66,500,000
Barclays Bank PLC	$59,500,000
Regions Bank	$59,500,000
U.S. Bank National Association	$59,500,000
IBERIABANK	$43,750,000
Whitney National Bank	$43,750,000
Sumitomo Mitsui Banking Corporation	$35,000,000

Total Commitments	$700,000,000
II.        Borrower Notice Information
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
Attn: Mr. Kenneth H. Beer
Telephone: 337-237-0410
Telecopy:   337-521-9880

III.       Agent Notice Information
Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Attn: Mr. Alan Tapley
Telephone: 214-209-4125
Telecopy:   214-290-9507
With a copy to:
Bank of America, N.A.
Energy Finance Department
700 Louisiana St., 8th Floor
Houston, Texas 77002
Attn: Mr. Ronald McKaig
Telephone: 713-247-7237
Telecopy:   713-247-7286

IV. Bank Notice Information

Credit Contact	Operations Contact
Bank of America, N.A.	Bank of America, N.A.
Energy Finance Department	Mail Code: TX1-492-14-04
700 Louisiana St., 8th Floor	901 Main Street
Houston, Texas 77002	Dallas, Texas 75202-3714
Attn: Mr. Ronald McKaig	Attn: Ms. Melissa Lopez
Telephone: 713-247-7237	Telephone: 214-209-2031
Telecopy: 713-247-7286	Telecopy: 214-290-9485

Barclays Capital	Barclays Capital
Vanessa Kurbatskiy	70 Hudson Street
745 7th Avenue, 26th Floor	Jersey City, NJ 07302
New York, NY 10119	Attn: Charles Kuykendoll
Telephone: 212-526-2799	Telephone: 201-499-4935
Telecopy: 212-526-5115	Telecopy: 212-412-7401

BNP Paribas	BNP Paribas
1200 Smith St., Suite 3100	525 Washington Blvd.
Houston, Texas 77002	Jersey City, NJ 07310
Attn: Doug Liftman	Attn: Tammy Papadeas
Telephone: 713-982-1154	Telephone: 514-285-6043
Telecopy: 713-659-6915	Telecopy: 201-850-4058

Capital One, N.A.	Capital One, N.A.
5718 Westheimer, Ste 1430	5718 Westheimer, Ste 1430
Houston, Texas 77057	Houston, Texas 77057
Attn: Wesley Fontana	Attn: Norma Platt
Telephone: 713-435-5349	Telephone: 713-435-5233
Telecopy: 713-435-7106	Telecopy: 713-435-5106

IBERIABANK	IBERIABANK
11 E. Greenway Plaza, Suite 2900	11 E. Greenway Plaza, Suite 2900
Houston, TX 77046	Houston, TX 77046
Attn: Cameron Jones	Attn: Cameron Jones
Telephone: 713-624-7726	Telephone: 713-624-7722
Telecopy: 713-965-0276	Telecopy: 713-481-6307

Credit Contact	Operations Contact

Natixis	Natixis
Houston Energy Group	1251 Avenue of the Americas, 34th Floor
333 Clay Street, Suite 4340	New York, NY 10020
Houston, TX 77002	Attn: Joseph Brandariz
Attn: Liana Tchnernysheva	Telephone: 212-583-4914
Telephone: 713-759-9495	Telecopy: 713-583-7745
Telecopy: 713-571-6167

Regions Bank	Regions Bank
1020 Highland Colony	201 Milam Parkway
Parkway, Suite 200	Birmingham, AL 35211
Ridgeland, MS 39157	Attn: LaShunda Johnson
Attn: Bill Philipp	Telephone: 205-420-7505
Telephone: 601.790.8229	Telecopy: 205-261-7069
Telecopy: 601.790.8563

Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation
277 Park Avenue, 6/F	1200 Smith Street, Suite 1140
New York, NY 10172	Houston, Texas 77002
Attn: Lind Soohoo	Attn: Luis Vaca
Telephone: 212-224-4328	Telephone: 713-277-3504
Telecopy: 212-224-4391	Telecopy: 713-277-3555

Toronto Dominion (New York) LLC	Toronto Dominion (New York) LLC
909 Fannin Street., Suite 1950	77 King St. W.
Houston, TX 77010	Royal Trust Tower 18th Floor
Attn: Mark Snyder	Toronto, ON M5K 1A2
Telephone: 713-653-8211	Attn: Brian Pirotta
Telephone: (416) 983-5700
Telecopy: (416) 983-0003

The Bank of Nova Scotia	The Bank of Nova Scotia
711 Louisiana, Suite # 1400	720 King St., 2nd Floor
Houston, TX 77002	Toronto, Ontario
Attn: Patrick Mc Williams	M5V2T3
Telephone: 713-759-3428	Attn: Kevin Yepson
Telecopy: 713-752-2425	Telephone: 212-225-5705
Telecopy: 212-225-5709

Credit Contact	Operations Contact
U.S. Bank National Association	U.S. Bank National Association
950 17th Street, DNCOT8E	555 SW Oak, PDORP7LS
Denver, CO 80202	Portland, OR 97208
Attn: Daria Mahoney	Attn: Robert Getch
Telephone: 303-585-4216	Telephone: 503-275-3113
Telecopy: 303-585-4362	Telecopy: 866-721-7062

Whitney National Bank	Whitney National Bank
4265 San Felipe Ave, Suite 490	4265 San Felipe Ave, Suite 490
Houston, TX 77027	Houston, TX 77027
Attn: Will Jochetz	Attn: Shari Jones
Telephone: 713-951-7288	Telephone: 713-951-7108
Telecopy: 713-951-7719	Telecopy: 713-951-7719

V.	Lending Offices

Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.	Bank of America, N.A.
901 Main Street	901 Main Street
Dallas, Texas 75202-3714	Dallas, Texas 75202-3714

Barclays Bank PLC	Barclays Bank PLC
745 7th Avenue	745 7th Avenue
New York, NY 10019	New York, NY 10019

BNP Paribas	BNP Paribas
525 Washington Blvd.	525 Washington Blvd.
Jersey City, NJ 07310	Jersey City, NJ 07310
Attn: Loan Servicing — 8th Floor	Attn: Loan Servicing — 8th Floor

Capital One, N.A.	Capital One, N.A.
5718 Westheimer, Ste 1430	5718 Westheimer, Ste 1430
Houston, Texas 77057	Houston, Texas 77057

IBERIABANK	IBERIABANK
11 E. Greenway Plaza, Suite 2900	11 E. Greenway Plaza, Suite 2900
Houston, TX 77046	Houston, TX 77046

Natixis	Natixis
1251 Avenue of the Americas	1251 Avenue of the Americas
34th Floor, New York, NY 10020	34th Floor, New York, NY 10020

Regions Bank	Regions Bank
1900 5th Ave North	1900 5th Ave North
Birmingham, AL 35203	Birmingham, AL 35203

Sumitomo Mitsui Banking Corp., New York	Sumitomo Mitsui Banking Corp., New York
277 Park Avenue	277 Park Avenue
New York, NY 10172	New York, NY 10172

Toronto Dominion (New York) LLC	Toronto Dominion (New York) LLC
31 W. 52nd, 22nd Floor	31 W. 52nd, 22nd Floor
New York, NY 10019	New York, NY 10019

Domestic Lending Office	Eurodollar Lending Office
The Bank of Nova Scotia	The Bank of Nova Scotia
711 Louisiana, Suite # 1400	711 Louisiana, Suite # 1400
Houston, Texas 77002	Houston, Texas 77002

U.S. Bank National Association	U.S. Bank National Association
950 17th Street, 8th Floor	950 17th Street, 8th Floor
DN-CO-T8E	DN-CO-T8E
Denver, CO 80202	Denver, CO 80202

Whitney National Bank	Whitney National Bank
4265 San Felipe Ave, Suite 490	4265 San Felipe Ave, Suite 490
Houston, TX 77027	Houston, TX 77027

SCHEDULE 2.6(h)
EXISTING LETTERS OF CREDIT
The issuer of each Existing Letter of Credit listed below is Bank of America, N.A.

Letter of Credit
Number	Beneficiary	Amount	Issue Date	Expiration Date
139745	Chevron U.S.A. Inc.	$730,000.00	07/20/1994	6/24/2011
139717	Chevron U.S.A. Inc.	$1,400,000.00	06/22/1994	5/30/2011
142785	Conoco, Inc.	$952,000.00	12/14/1994	6/24/2011
150588	Chevron U.S.A. Inc.	$65,000.00	09/18/1995	6/24/2011
908720	Chevron U.S.A. Inc.	$1,400,000.00	05/10/1996	6/24/2011
3091162	Chevron U.S.A. Inc.	$1,800,000.00	01/14/2008	6/24/2011
3083069	BP Exploration & Production	$34,000,000.00	07/07/2006	6/24/2011
3099240	Anadarko Petroleum Corporation	$20,797,859.00	04/08/2009	6/24/2011

SCHEDULE 4.1
MATERIAL SUBSIDIARIES

Jurisdiction and Type
Subsidiary	of Organization	Ownership
Stone Energy Offshore, L.L.C.	Delaware Limited Liability Company	Stone Energy Corporation (Sole Member)

SCHEDULE 4.7
EXISTING LITIGATION
Franchise Tax Action
     On December 30, 2004, Stone was served with two petitions (civil action numbers 2004-6227 and 2004-6228) filed by the Louisiana Department of Revenue (“LDR”) in the 15th Judicial District Court (Parish of Lafayette, Louisiana) claiming additional franchise taxes due. In one case, the LDR is seeking additional franchise taxes from Stone in the amount of $640,000, plus accrued interest of $352,000 (calculated through December 15, 2004), for the franchise tax year 2001. In the other case, the LDR is seeking additional franchise taxes from Stone (as successor to Basin Exploration, Inc.) in the amount of $274,000, plus accrued interest of $159,000 (calculated through December 15, 2004), for the franchise tax years 1999, 2000 and 2001. On December 29, 2005, the LDR filed another petition in the 15th Judicial District Court claiming additional franchise taxes due for the taxable years ended December 31, 2002 and 2003 in the amount of $2.6 million plus accrued interest calculated through December 15, 2005 in the amount of $1.2 million. Also, on January 2, 2008, Stone was served with a petition (civil action number 2007-6754) claiming $1.5 million of additional franchise taxes due for the 2004 franchise tax year, plus accrued interest of $800,000 calculated through November 30, 2007. Further, on January 7, 2009, Stone was served with a petition (civil action number 2008-7193) claiming additional franchise taxes due for the taxable years ended December 31, 2005 and 2006 in the amount of $4.0 million plus accrued interest calculated through October 21, 2008 in the amount of $1.7 million. In addition, we have received assessments from the LDR for additional franchise taxes in the amount of $2.9 million resulting from audits of a subsidiary. These assessments all relate to the LDR’s assertion that sales of crude oil and natural gas from properties located on the Outer Continental Shelf, which are transported through the State of Louisiana, should be sourced to the State of Louisiana for purposes of computing the Louisiana franchise tax apportionment ratio. The Company disagrees with these contentions and intends to vigorously defend itself against these claims. Total asserted claims plus estimated accrued interest amount to approximately $20,450,000 (calculated through December 31, 2010). The franchise tax years 2007 through 2010 for Stone remain subject to examination, which potentially exposes Stone to additional estimated assessments of $7,000,000 (calculated through December 31, 2010) including accrued interest..

SCHEDULE 4.14(a)
EXISTING ENVIRONMENTAL CONCERNS
None.

SCHEDULE 4.14(b)
DESIGNATED ENVIRONMENTAL SITES
None.

SCHEDULE 6.1
PERMITTED EXISTING LIENS
1.	Lien in favor of GreatAmerica Leasing Corporation on various leased copy and fax machines more fully described in Delaware Secretary of State UCC-1 filing Number 20083587282.

2.	Lien in favor of GreatAmerica Leasing Corporation on various leased copy and fax machines more fully described in Delaware Secretary of State UCC-1 filing Number 20103889072.

3.	Lien in favor of GreatAmerica Leasing Corporation on various leased copy and fax machines more fully described in Caddo Parish UCC-1 filing Number 09-1093256.

SCHEDULE 6.2
PERMITTED EXISTING DEBT
None.

SCHEDULE 6.8
AFFILIATE TRANSACTIONS
None.
[EXHIBIT A TO CREDIT AGREEMENT]

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
[date]
     Reference is made to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation (“Borrower”), the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.
     Pursuant to the terms of the Credit Agreement, [ ] (“Assignor”), wishes to assign and delegate to [ ] (“Assignee”), [ ]%1 of its rights and obligations under the Credit Agreement. Therefore, Assignor, Assignee, and the Agent agree as follows:
     1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2 of this Assignment and Acceptance, a [ ]% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and the other Credit Documents as of the Effective Date (as defined below), including such percentage interest in the Assignor’s Commitment, the Advances owing to the Assignor, and the Note held by the Assignor.
     2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $[ ], the aggregate outstanding principal amount of Advances owed by the Borrower to the Assignor is $[ ], and its Pro Rata Share of the Letter of Credit Exposure is $[ ]; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in Section 1 above and requests that the Agent exchange such Note for a new Note dated [ ], in the principal

[1]	Specify percentage to 4 decimal points.
[EXHIBIT A TO CREDIT AGREEMENT]

amount of $[      ] payable to the order of the Assignee and a new Note dated [      ], in the principal amount of $[   ] payable to the order of Assignor.
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Bank; (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Note or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (vii) represents that it is an Eligible Assignee.
     4. The effective date for this Assignment and Acceptance shall be [________] (“Effective Date”)3, and following the execution of this Assignment and Acceptance, the Agent will record it in the Register.
     5. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrower pursuant to Sections 9.4 and 9.7 of the Credit Agreement, which shall survive this agreement) and be released from its obligations (other than obligations to the Agent pursuant to Section 8.11 of the Credit Agreement, which shall survive this agreement) under the Credit Agreement.
     6. Upon such recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby (including all payments of principal, interest, and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

[2]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

[3]	See Section 9. 6. Such date shall be at least three Business Days after the execution of this Assignment and Acceptance.
[EXHIBIT A TO CREDIT AGREEMENT]

     7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
     The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]
By:
Name:
Title:

Address:

Attention:
Telecopy No:

[ASSIGNEE]
By:
Name:
Title:

Domestic Lending Office:

Address:

Attention:
Telecopy No:

Eurodollar Lending Office:

Address:

Attention:
Telecopy No:

[EXHIBIT A TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Agent
By:
Name:
Title:

[CONSENTED TO
this _____ day of ________________________, __.]4

STONE ENERGY CORPORATION
By:
Name:
Title:

By:
Name:
Title:

[4]	Consent of Borrower not required if Default or Event of Default exists or if assignment is to a Bank, an Affiliate of a Bank or an Approved Fund.
[EXHIBIT A TO CREDIT AGREEMENT]

EXHIBIT B
FORM OF
COMPLIANCE CERTIFICATE
[date]
Bank of America, N.A., as Agent
700 Louisiana Street, 8th Floor
Houston, Texas 77002
Attention: Mr. Ron E. McKaig
Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement”), among Stone Energy Corporation (“Borrower”), the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), the defined terms of which are used herein unless otherwise defined herein.
Each of the undersigned hereby certifies that we have no knowledge of any Defaults under the Credit Agreement which existed as of [________] or which exist as of the date of this letter.
Each of the undersigned also certifies that the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial condition of the Borrower as of [__________], and the related results of operations for the period then ended, in conformity with generally accepted accounting principles.
The following sets forth the information and computations to demonstrate compliance with the requirements of Sections 6.13 and 6.14 of the Credit Agreement as of [_________]:

A.	Section 6.13 - Debt to EBITDA Ratio
	1. consolidated Debt as of [ ]	$
	2. consolidated Net Income[1] for four quarters ending [ ]	$
	3. consolidated interest expense for such period	$
	4. exploration expense	$
	5. depreciation, depletion, and amortization for such period	$

[1]	Excluding the non-cash impact of (a) impairments, (b) full cost ceiling test write downs, (c) gains or losses on sale of property, (d) extraordinary items, and (e) accretion expense (in accordance with SFAS No. 143).
[EXHIBIT B TO CREDIT AGREEMENT]

	6. income taxes for such period	$
	7. transaction costs incurred by such Person during such period in connection with debt or equity issuances or acquisitions	$
	8. A.2 + A.3 +A.4 + A.5 + A.6 + A.7	$
	9. ratio A.1 ÷ A.8	___ to 1.00
	10. maximum		3.25 to 1.00
B.	Section 6.14 — Interest Coverage Ratio
	1. consolidated EBITDA for four fiscal quarters ending [ ] (copy from line A.8 above)	$
	2. consolidated interest expense for such period	$
	3. consolidated interest income for such period	$
	4. Letter of Credit Fees accrued during such period	$
	5. B.2 — B.3 + B.4	$
	6. ratio B.1 ÷ B. 5	____ to 1.00
	7. minimum		3.00 to 1.00
This certificate is given each of our capacities as an officer of the Borrower and not in our individual capacities.

Very truly yours,[2]

[Chief Financial Officer]

[Chief Accounting Officer]

[2]	Note: Certificate must be executed by two officers.

EXHIBIT C
FORM OF GUARANTY
     This Amended and Restated Guaranty dated as of April 26, 2011 (“Agreement”), is made by the undersigned Subsidiaries of Stone Energy Corporation (collectively the “Guarantors”), in favor of the Agent for the benefit of the Agent and the Beneficiaries referred to below.
INTRODUCTION
     This Amended and Restated Guaranty is given in connection with the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation (“Borrower”), the banks named therein (“Banks” and together with the other holders of Obligations, the “Beneficiaries”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. As a condition precedent to the extension of credit under the Credit Agreement, the Agent and the Banks require the Guarantors to enter into this Agreement. Each Guarantor believes that it will obtain substantial direct and indirect benefit from the credit extended to the Borrower by the Banks under the Credit Agreement.
     In consideration of the foregoing and for other valuable consideration received, each Guarantor agrees as follows:
     ARTICLE I Guaranty.
     Section 1.1. Each Guarantor irrevocably guarantees to the Agent, for the benefit of the Beneficiaries, the full payment (without duplication) of (a) the Obligations, (b) all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Agent and the Beneficiaries under the Credit Agreement and the other Credit Documents, and (c) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations (collectively, the “Guaranteed Obligations”). This is a guaranty of payment and not merely a guaranty of collection, and each Guarantor is liable as a primary obligor. If any of the Guaranteed Obligations are not punctually paid when due (after giving effect to all applicable grace periods), whether by maturity, acceleration, or otherwise, the Guarantors shall immediately pay upon demand to the Agent, for the ratable benefit of the Beneficiaries, the full amount due. Each Guarantor shall make each payment to the Agent in Dollars in immediately available funds as directed by the Agent. The Agent and each Beneficiary is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Agent or the Beneficiary to the Guarantors against any and all of the Guaranteed Obligations. The Agent and each Beneficiary severally agrees to promptly notify the Guarantors after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.
     Section 1.2. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment on the Guaranteed Obligations must be refunded for any reason
[EXHIBIT C TO CREDIT AGREEMENT]

including any bankruptcy proceeding. In the event that the Agent or any Beneficiary must refund any payment received against the Guaranteed Obligations, any prior release from the terms of this Agreement given to the Guarantors by the Agent shall be without effect, and this Agreement shall be reinstated in full force and effect. It is the intention of each Guarantor that the Guarantor’s obligations hereunder shall not be discharged except by final payment of the Guaranteed Obligations.
     ARTICLE II Guaranty Absolute.
     Section 2.1. In the event that one or more other parties guarantees all or part of the Guaranteed Obligations, such other guarantees shall not reduce any Guarantor’s obligations hereunder and the Guarantor shall remain fully liable for all of the Guaranteed Obligations.
     Section 2.2. There are no conditions precedent to the enforcement of this Agreement, except as expressly contained herein. It shall not be necessary for the Agent, in order to enforce payment by any Guarantor under this Agreement, to show proof of any default by the Borrower, to exhaust the Agent’s remedies against the Borrower or any other person liable for the payment of the Guaranteed Obligations, to enforce any support for the payment of the Guaranteed Obligations, or to enforce any other means of obtaining payment of the Guaranteed Obligations. Neither the Agent nor any Beneficiary shall be required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Obligations.
     Section 2.3. Each Guarantor agrees that such Guarantor’s obligations under this Agreement shall not be released, diminished, or impaired by, and waives any rights which such Guarantor might otherwise have which relate to:
          (a) Any lack of validity or enforceability of the Guaranteed Obligations, any Credit Document, or any other agreement or instrument relating thereto;
          (b) Any increase, reduction, extension, or rearrangement of the Guaranteed Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Guaranteed Obligations;
          (c) Any release, exchange, subordination, waste, or other impairment of any collateral securing payment of the Guaranteed Obligations;
          (d) Any full or partial release of the Borrower, any guarantor, or any other person liable for the payment of the Guaranteed Obligations;
          (e) Any change in the organization or structure of the Borrower, any guarantor, or any other person liable for the payment of the Guaranteed Obligations; or the insolvency, bankruptcy, liquidation, or dissolution of the Borrower or any other person liable for the payment of the Guaranteed Obligations;
          (f) The failure to apply or any manner of applying payments or the proceeds of any collateral against the Guaranteed Obligations;
[EXHIBIT C TO CREDIT AGREEMENT]

          (g) The failure to give notice of the occurrence of any of the events or actions referred to in this Section 2.3, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of sale or foreclosure of any collateral for the Guaranteed Obligations, notice of the Agent’s or any Beneficiary’s transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding the Borrower or any other person liable for the Guaranteed Obligations, or any other notice of any kind relating to the Guaranteed Obligations (and the parties intend that no Guarantor shall be considered a “Debtor” as defined in Section 9-102(28) of the Uniform Commercial Code in effect in the State of New York from time to time for the purpose of notices required to be given to a Debtor thereunder, should such section apply); and
          (h) Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof—it is the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.
     ARTICLE III Contribution, Subrogation and Fraudulent Transfer.
     Section 3.1. Contribution and Subrogation. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Agreement by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 3.1 shall be subrogated to the rights of such Funding Guarantor to the extent of such payment. No Guarantor shall have any right of subrogation, reimbursement, contribution or indemnity (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) nor any right of recourse to security for the Obligations unless and until 91 days shall have elapsed after the date on which the Obligations have been repaid in full in cash, all Commitments have been terminated, and all Letter of Credit Obligations shall have been paid in full in cash or terminated, in each case without the filing or commencement, by or against the Borrower, of any provincial, state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, the Borrower or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by the Guarantors against the estate of the Borrower within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving the Borrower. If an amount shall be paid to any Guarantor on account of such rights at
[EXHIBIT C TO CREDIT AGREEMENT]

any time prior to termination of this Agreement, such amount shall be held in trust for the benefit of the Agent and the Beneficiaries and shall forthwith be paid to the Agent, to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or otherwise as the Agent may elect. The agreements in this Section 3.1 shall survive repayment of all of the Obligations and the termination or expiration of this Agreement in any manner.
     Section 3.2. Fraudulent Transfer Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case
     (a) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding
     (i) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;
     (ii) any liabilities of such Guarantor under this Agreement; and
     (iii) any liabilities of such Guarantor under other guarantees of and joint and several co-borrowings of Debt, entered into on the date this Agreement becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 3.2 (each such other guarantee and joint and several co-borrowing entered into on the date this Agreement becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (x) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2), multiplied by (y) a fraction (I) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 3.2), (B) the aggregate principal amount of the obligations of such Guarantor under this Agreement (notwithstanding the operation of this Section 3.2, and (C) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that
[EXHIBIT C TO CREDIT AGREEMENT]

limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2)); and
     (b) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 3.1).
     ARTICLE IV Representations, Warranties, and Covenants of Guarantor. Each Guarantor represents and warrants to (and with each extension of credit under the Credit Agreement again represents and warrants to) and agrees with the Agent as follows:
     Section 4.1. As of the date hereof, assuming each of the transactions contemplated by the Credit Documents is consummated and the Borrower makes full use of the credit facilities thereunder, and taking into account the effect thereof, (a) the fair value of the property of such Guarantor is greater than the total amount of liabilities, including contingent liabilities, of such Guarantor, (b) the present fair salable value of the assets of such Guarantor is not less than the amount that will be required to pay the probable liability of such Guarantor on its debts as they become absolute and matured, (c) such Guarantor does not intend to, and does not believe that it will, incur debts or liabilities beyond such Guarantor’s ability to pay such debts and liabilities as they mature, (d) such Guarantor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Guarantor’s property would constitute an unreasonably small capital, and (e) such Guarantor is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Section 4.2. The representations and warranties set forth in Article IV of the Credit Agreement are incorporated herein by reference to the extent applicable to the Guarantors, and each Guarantor represents and warrants to the Agent each such representation and warranty which applies to such Guarantor as if set forth herein.
     Section 4.3. The covenants set forth in Article V and VI of the Credit Agreement are incorporated herein by reference to the extent applicable to the Guarantors, and each Guarantor agrees with the Agent to comply with each such covenant which applies to such Guarantor as if set forth herein.
     ARTICLE V Miscellaneous.
     Section 5.1. Each Guarantor agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Beneficiary (including, without limitation, reasonable counsel fees and expenses of the
[EXHIBIT C TO CREDIT AGREEMENT]

Agent, the Issuing Bank, and each Beneficiary) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement and the other Credit Documents. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Beneficiary, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.
     Section 5.2. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, EACH GUARANTOR SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH BENEFICIARY AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, GUARANTEED OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL AND INCLUDING SETTLEMENT COSTS) OF ANY KIND OR NATURE WHATSOEVER, (EXCLUDING, HOWEVER, THE COSTS AND EXPENSES INCURRED BY THE BENEFICIARIES, OTHER THAN THE AGENT, IN CONNECTION WITH THE PREPARATION, EXECUTION OR DELIVERY OF THIS AGREEMENT) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY CREDIT DOCUMENT OR ANY OTHER AGREEMENT, LETTER, OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY ANY GUARANTOR OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED IN ANY WAY TO ANY GUARANTOR OR ANY OF THEIR SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY THE BORROWER, ANY OTHER CREDIT PARTY OR ANY THIRD PARTY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE,
[EXHIBIT C TO CREDIT AGREEMENT]

CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, GUARANTEED OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF THE BORROWER OR SUCH CREDIT PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 5.2 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE AGENT, THE REPLACEMENT OF ANY BENEFICIARY, THE TERMINATION OF THE COMMITMENTS, AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS AND GUARANTEED OBLIGATIONS. FOR THE AVOIDANCE OF DOUBT, ANY INDEMNIFICATION RELATING TO TAXES, OTHER THAN TAXES RESULTING FROM ANY NON-TAX CLAIM, SHALL BE COVERED BY SECTIONS 2.12 AND 2.13 OF THE CREDIT AGREEMENT AND SHALL NOT BE COVERED BY THIS SECTION 5.2.
     Section 5.3. This Agreement shall be governed by the laws of the State of New York. If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of each Guarantor in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which the Agent demands payment therefor. The Agent’s remedies under this Agreement shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of the Agent’s or the Beneficiaries’ rights hereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind each Guarantor and its successors and assigns and shall inure to the benefit of the Agent and its successors and assigns. No Guarantor may assign its rights or delegate its duties under this Agreement. The Agent may assign its rights and delegate its duties under this Agreement. This Agreement may be executed in multiple counterparts which together shall constitute one and the same agreement. Unless otherwise specified, all notices provided for in this Agreement shall be
[EXHIBIT C TO CREDIT AGREEMENT]

in writing, delivered to the following addresses or to such other address as shall be designated by one party in writing to the other parties: if to the Agent: Bank of America, N.A., Attn: Ron McKaig, Principal, 700 Louisiana St., 8th Floor, Houston, Texas 77002, telephone: 713-247-7237, telecopy: 713-247-7286; if to the Guarantor: Stone Energy Offshore, L.L.C., Attn: Kenneth H. Beer, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, telephone: 337-237-0410, telecopy: 337-521-9880. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the receiving party.
     Section 5.4. Waiver of Punitive Damages, Jury Trial, Etc.
     (a) SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY BENEFICIARY OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY
[EXHIBIT C TO CREDIT AGREEMENT]

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY LEGAL REQUIREMENT.
     (d) WAIVER OF PUNITIVE DAMAGES, ETC. EACH GUARANTOR HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
     (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank; signatures follow.]
[EXHIBIT C TO CREDIT AGREEMENT]

     EXECUTED as of the date first above written.

STONE ENERGY OFFSHORE, L.L.C. Through its sole member, STONE ENERGY CORPORATION
By:
	Name:	David H. Welch
	Title:	President and Chief Executive Officer

By:
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and Chief Financial Officer

[EXHIBIT C TO CREDIT AGREEMENT]

EXHIBIT D
FORM OF NOTE

$[_______]	[date]
     For value received, the undersigned Stone Energy Corporation, a Delaware corporation (“Borrower”), hereby promises to pay to [      ] (“Bank”) or registered assigns the principal amount of [ ] and [ ]/100 Dollars ($[      ]) or, if less, the aggregate outstanding principal amount of each Advance (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with accrued but unpaid interest on the principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Note (“Note”) is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement”), among the Borrower, the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Bank to the Borrower from time to time in an aggregate outstanding amount not to exceed the amount of this Note, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to the Agent as specified in the Credit Agreement. The Bank shall record all Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.
     It is contemplated that because of prepayments there may be times when no indebtedness is owed under this Note. Notwithstanding such prepayments, this Note shall remain valid and shall be in force as to Advances made pursuant to the Credit Agreement after such prepayments.
     It is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, the terms of the Credit Agreement relating to the prevention of usury will be strictly followed.
     This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
[EXHIBIT C TO CREDIT AGREEMENT]

     EXECUTED as of the date first above written.

STONE ENERGY CORPORATION
By:
Name:
Title:

By:
Name:
Title:

[EXHIBIT C TO CREDIT AGREEMENT]

EXHIBIT E
FORM OF
NOTICE OF BORROWING
[date]
Bank of America, N.A., as Agent
901 Main Street
Dallas, Texas 75202-3714
Attention:       Ms. Melissa Lopez
Telephone:     214-209-2031
Telecopy:       214-290-9485
Ladies and Gentlemen:
The undersigned, Stone Energy Corporation, a Delaware corporation (“Borrower”), refers to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), and hereby gives you irrevocable notice pursuant to Section 2.03(a) of the Credit Agreement that the undersigned hereby requests a Borrowing (the “Proposed Borrowing”) on the terms set forth below:
Date of Borrowing1      :
Type of Advances2       :
Aggregate Amount3      :
Interest Period4             :
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[1]	The Date of Borrowing must be a Business Day. The Borrower must give three Business Days’ advance notice for Proposed Borrowings comprised of Eurodollar Rate Advances.

[2]	The Type of Advances comprising the Proposed Borrowing may be Base Rate Advances or Eurodollar Rate Advances.

[3]	The aggregate amount of Borrowings must be (a) in a minimum amount of $500,000 and in multiples of $100,000 with respect to Base Rate Advances and (b) in a minimum amount of $2,000,000 and in multiples of $1,000,000 with respect to Borrowings comprised of Eurodollar Rate Advances.

[4]	The Interest Period applies only to Eurodollar Rate Advances and may be one, two, three, or six months, or such longer period approved by Agent and Banks. Insert “N/A” for Base Rate Advances.
[EXHIBIT E TO CREDIT AGREEMENT]

     (a) the representations and warranties contained in the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing;
     (b) no Default has occurred and remains uncured, nor would result from the Proposed Borrowing or from the application of the proceeds therefrom; and
     (c) the funding of such Proposed Borrowing and all other Borrowings to be made or Letters of Credit to be issued on the date of the Proposed Borrowing under the Credit Agreement, shall not (A) cause the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to exceed the lesser of (1) the Borrowing Base and (2) the aggregate Commitments, or (B) cause the Letter of Credit Exposure to exceed $300,000,000.

Very truly yours, STONE ENERGY CORPORATION
By:
Name:
Title:

By:
Name:
Title:

cc:	Bank of America, N.A. Energy Finance Department 700 Louisiana St., 8th Floor Houston, Texas 77002 Attn: Mr. Ron McKaig Telephone: 713-247-7237 Telecopy: 713-247-7286
[EXHIBIT C TO CREDIT AGREEMENT]

EXHIBIT F
FORM OF
NOTICE OF CONVERSION OR CONTINUATION
[date]
Bank of America, N.A., as Agent
901 Main Street
Dallas, Texas 75202-3714
Attention: Ms. Melissa Lopez
Telephone: 214-209-2031
Telecopy: 214-290-9485
Ladies and Gentlemen:
The undersigned, Stone Energy Corporation, a Delaware corporation (“Borrower”), refers to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation), among the Borrower, the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), and hereby gives you irrevocable notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a [conversion][continuation] of an outstanding Borrowing into a new Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Outstanding Borrowing
Date of Borrowing	:
Type of Advance	:
Aggregate Amount	:
Interest Period	:

Proposed Borrowing
Date of Conversion
or Continuation[1]	:
Type of Advance[2]	:
Aggregate Amount[3]	:

[1]	The Date of Conversion or Continuation must be a Business Day. The Borrower must give three Business Days’ advance notice for conversions into or continuations of Borrowings comprised of Eurodollar Rate Advances.

[2]	The Type of Advances comprising a Proposed Borrowing may be Base Rate Advances or Eurodollar Rate Advances.
[EXHIBIT F TO CREDIT AGREEMENT]

     Interest Period4 :
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (a) the representations and warranties contained in the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing;
     (b) no Default has occurred and remains uncured, nor would result from the Proposed Borrowing; and
     (c) the funding of such Proposed Borrowing and all other Borrowings to be made or Letters of Credit to be issued on the date of the Proposed Borrowing under the Credit Agreement, shall not (A) cause the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to exceed the lesser of (1) the Borrowing Base and (2) the aggregate Commitments, or (B) cause the Letter of Credit Exposure to exceed $300,000,000.

Very truly yours, STONE ENERGY CORPORATION
By:
Name:
Title:

By:
Name:
Title:

[3]	The aggregate amount of the Proposed Borrowing[s] must be (a) in an amount equal to the Outstanding Borrowing and (b) in a minimum amount of $2,000,000 and in multiples of $1,000,000 in excess thereof with respect to a Proposed Borrowing comprised of Eurodollar Rate Advances.

[4]	The Interest Period applies only to Eurodollar Rate Advances and may be one, two, three, or six months, or such longer period approved by Agent and Banks. Insert “N/A” for Base Rate Advances.
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cc:	Bank of America, N.A. Energy Finance Department 700 Louisiana St., 8th Floor Houston, Texas 77002 Attn: Mr. Ronald McKaig Telephone: 713-247-7237 Telecopy: 713-247-7286
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EXHIBIT G
FORM OF
LETTER OF CREDIT APPLICATION
See attached.
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EXHIBIT H
FORM OF
SECURITY AGREEMENT
SECOND AMENDED AND RESTATED SECURITY AGREEMENT
Dated as of April 26, 2011
among
STONE ENERGY CORPORATION
and the other Debtors parties hereto
in favor of
BANK OF AMERICA, N.A.,
as Administrative Agent
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TABLE OF CONTENTS
(CONTINUED)

SECTION 1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Interpretation	2
1.3 Certain Definitions	2
SECTION 2. GRANT OF SECURITY INTEREST	6
2.1 Grant of Security Interest	6
2.2 Fraudulent Transfer Laws	7
2.3 Debtors Remain Liable	7
SECTION 3. REPRESENTATIONS AND WARRANTIES	7
3.1 No Other Liens	8
3.2 Perfected First-Priority Liens	8
3.3 Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office	8
3.4 Certain Collateral	8
3.5 Investment Property; No Consents or Approvals Required	9
SECTION 4. COVENANTS AND AGREEMENTS	9
4.1 Maintenance of Insurance	9
4.2 Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney	9
4.3 Changes in Name, etc	11
4.4 Pledged Securities	11
4.5 Commercial Tort Claims	13
SECTION 5. LIMITATION ON PERFECTION OF SECURITY INTEREST	13
SECTION 6. REMEDIAL PROVISIONS	13
6.1 General Interim Remedies	13
6.2 Receivables, Chattel Paper, Instruments and Payment Intangibles	14
6.3 Contracts	14
6.4 Pledged Securities	15
6.5 Foreclosure	16
6.6 Application of Proceeds	16
6.7 Waiver of Certain Rights	16
6.8 Remedies Cumulative	17
6.9 Reinstatement	17

-iii-

TABLE OF CONTENTS
(CONTINUED)

SECTION 7. MISCELLANEOUS	17
7.1 Amendments	17
7.2 Notices	17
7.3 No Waiver by Course of Conduct; Cumulative Remedies; No Duty	17
7.4 [Reserved]	18
7.5 Successors and Assigns	18
7.6 Set-Off	18
7.7 Counterparts	18
7.8 Severability	18
7.9 Section Headings	18
7.10 Integration; Direct Conflict	18
7.11 GOVERNING LAW	19
7.12 Additional Debtors	19
7.13 Termination; Releases	19
7.14 Amendment and Restatement; Confirmation of Liens	19

SCHEDULES
Schedule 3.3	-	Organization, Location, and Filing Information
Schedule 3.4	-	Certain Collateral
Schedule 3.5(a)	-	Pledged Securities
Schedule 7.2	-	Debtors’ Addresses for Notice

ANNEXES

Annex I	-	Security Agreement Supplement

-iv-

SECOND AMENDED AND RESTATED SECURITY AGREEMENT
     This SECOND AMENDED AND RESTATED SECURITY AGREEMENT dated as of April 26, 2010 (this “Agreement”), is among STONE ENERGY CORPORATION, a Delaware corporation (the “Borrower”), any subsidiary of Borrower party hereto from time to time (the “Subsidiaries”) (the Borrower and the Subsidiaries collectively being the “Debtors”) and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Agent”) for the benefit of the Secured Parties (as defined below).
INTRODUCTION
     A. Reference is made to the Second Amended and Restated Credit Agreement dated as of August 28, 2008 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”) among the Borrower, certain financial institutions which are or may become parties thereto, and the Agent.
     B. The Existing Credit Agreement is being amended and restated in its entirety pursuant to that certain Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”) among the Borrower, certain financial institutions which are or may become parties thereto, and the Agent.
     C. In connection with the Existing Credit Agreement, Borrower has previously executed and delivered the Amended and Restated Security Agreement dated as of August 28, 2008 (the “Existing Security Agreement”) between the Borrower and the Agent.
     D. It is a condition precedent to the effectiveness of the Credit Agreement and the making of Advances thereunder that the Debtors shall have entered into this Agreement, which shall amend and restate the Existing Security Agreement, in order to secure the Borrower’s obligations under the Credit Agreement, the obligations of the Subsidiaries under any Guaranty, and all other Secured Obligations (as defined below).
     In consideration of the credit and other direct and indirect benefits expected to be received in connection with the Credit Agreement, including as a result of the shared identity of interest as members of a combined group of companies, and for other good, valuable, and reasonably equivalent consideration, each Debtor jointly and severally agrees with the Agent as follows:
SECTION 1.
DEFINITIONS
     1.1 Defined Terms. Terms defined above and elsewhere in this Agreement shall have their specified meanings. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. Unless otherwise defined herein or in the Credit Agreement, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein.
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     1.2 Interpretation. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Debtor, shall refer to such Debtor’s Collateral or the relevant part thereof. Each Debtor agrees to the terms and provisions of Section 1.2 and 1.3 of the Credit Agreement and such terms and provisions are incorporated herein for all purposes.
     1.3 Certain Definitions. The following terms shall have the following meanings:
     “Chattel Paper” means all of each Debtor’s present and future chattel paper, including electronic chattel paper.
     “Collateral” has the meaning specified in Section 2.1.
     “Collateral Account” means any deposit account with the Agent which is designated, maintained, and under the control of the Agent in which the Agent has a security interest, and which has been established pursuant to the provisions of this Agreement or another Credit Document for the purposes described in this Agreement, including collecting, holding, disbursing, or applying certain funds, all in accordance with this Agreement.
     “Commercial Tort Claims” means all commercial tort claims of any Debtor, including those specified on Schedule 3.4.
     “Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) to which any Debtor now or hereafter is bound, or a party, beneficiary or assignee, in any event, including all such contracts, undertakings, or agreements in or under which any Debtor may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Receivable.
     “Copyrights” means all of the following now owned or hereafter acquired by any Debtor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country and all extensions and renewals thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.
     “Copyright Licenses” means any written agreement naming any Debtor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Deposit Accounts” means all deposit accounts, commodity accounts or securities accounts now or hereafter held in the name of any Debtor.
     “Document” means any document, including, without limitation, a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.
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     “Equipment” means all of each Debtor’s present or future owned or leased fixtures and equipment wherever located, including drilling platforms and rigs and remotely operated vehicles, trenchers, and other equipment used by any Debtor for the provision of marine construction services, well operations services, oil and gas production services, or other services, vehicles, motor vehicles, rolling stock, vessels, aircraft, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment) and similar items which relate to the above, together with all parts thereof and all accessions and additions thereto.
     “Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Debtor.
     “Fixtures” means any fixture or fixtures now or hereafter owned or leased by any of the Debtors, or in which any of the Debtors holds or acquires any other right, title or interest, constituting “fixtures” under the UCC.
     “General Intangibles” means all general intangibles now owned or hereafter acquired by any Debtor, including all right, title and interest that such Debtor may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, trade secrets, software, data bases, data, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights and intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and Investment Property, rights or indemnification.
     “Instruments” means all of each Debtor’s instruments, including all promissory notes and other evidences of indebtedness, including intercompany instruments, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
     “Intellectual Property” means all intellectual and similar property of any Debtor of every kind and nature now owned or hereafter acquired by any Debtor, including inventions, designs, Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
     “Investment Property” means all investment property now owned or hereafter acquired by any Debtor, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries,
[EXHIBIT H TO CREDIT AGREEMENT]

certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Debtor, including the rights of any Debtor to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Debtor; (iv) all commodity contracts of any Debtor; and (v) all commodity accounts held by any Debtor.
     “Inventory” means all of each Debtor’s present and future inventory, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Debtor for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Debtor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies, and embedded software. “Inventory” shall also include inventory in joint production with another person, inventory in which any Debtor has an interest as consignor, and inventory that is returned to or stopped in transit by any Debtor, and all combinations and products thereof.
     “Letter-of-Credit Rights” means all letter-of-credit rights now owned or hereafter acquired by any Debtor, including rights to payment or performance under a letter of credit, whether or not such Debtor, as beneficiary, has demanded or is entitled to demand payment or performance.
     “Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense to which any Debtor is a party, including any franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.
     “Liquid Assets” means all cash and cash equivalents at any time held by any of the Debtors, including all amounts from time to time held in any checking, savings, deposit or other account of any of the Debtors, all monies, proceeds or sums due or to become due therefrom or thereon and all documents (including, but not limited to passbooks, certificates and receipts) evidencing all funds and investments held in such accounts.
     “Patents” means all of the following now owned or hereafter acquired by any Debtor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
     “Patent License” means all agreements, whether written or oral, providing for the grant by or to any Debtor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.
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     “Pledged Securities” means, with respect to each Debtor, (a) all Equity held by such Debtor in any corporations or other entities (including, without limitation, those corporations or other entities described in Schedule 3.5 that are directly held by such Debtor), together with all warrants to purchase, all depositary shares, and all other rights of such Debtor in respect of such Equity, (b) all certificates, instruments or other documents evidencing such Equity and registered or held in the name of, or otherwise in the possession of, such Debtor, and (c) all present and future payments, dividend distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the Equity described in clause (a) above, and all monies due or to become due and payable to such Debtor in connection with or related to such Equity or otherwise paid, issued or distributed in respect of or in exchange therefor (including, without limitation, all proceeds of dissolution or liquidation).
     “Proceeds” means all of each Debtor’s present and future (a) proceeds of the Collateral, whether arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under authority from a Governmental Authority), (c) claims against third parties for impairment, loss, damage, or impairment of the value of such Collateral, and (d) any and all proceeds of, and all claims for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, including any credit insurance with respect to Receivables, in each case whether represented as money, deposit accounts, accounts, general intangibles, securities, instruments, documents, chattel paper, inventory, equipment, fixtures, or goods.
     “Receivables” means all of each Debtor’s present and future accounts, accounts from governmental agencies, instruments, and general intangibles, including those arising from the provision of services to the customers of any Debtor, and rights to payment under all Contracts, income tax refunds, and other rights to the payment of money, together with all of the right, title and interest of any of the Debtors in and to (a) all security pledged, assigned, hypothecated or granted to or held by any of the Debtors to secure the foregoing, (b) all of any of the Debtors’ right, title and interest in and to any goods or services, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney granted to any of the Debtors for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all credit information, reports and memoranda relating thereto, and (f) all other writings related in any way to the foregoing.
     “Records” means all of each Debtor’s present and future books, accounting records, files, computer files, computer programs, correspondence, credit files, records, ledger cards, invoices, and other records primarily related to any other items of Collateral, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of any of the Debtors or any computer bureau from time to time acting for any of the Debtors.
     “Secured Obligations” means (a) the Obligations and (b) any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations under any amendments,
[EXHIBIT H TO CREDIT AGREEMENT]

supplements, and other modifications of the agreements creating the foregoing obligations, in each case, whether direct or indirect, absolute or contingent.
     “Secured Parties” means the Banks, the holders of any Secured Obligations arising under Specified Swap Contracts or Specified Cash Management Agreements, the Issuing Bank, and the Agent.
     “State of Organization” means the jurisdiction of organization of each of the Debtors as listed on Schedule 3.3, as the same may be changed in accordance with Section 4.4.
     “Supporting Obligations” means all supporting obligations, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
     “Trademarks” means all of the following now owned or hereafter acquired by any Debtor: all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof.
     “Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Debtor of any right to use any Trademark.
     “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.
SECTION 2.
GRANT OF SECURITY INTEREST
     2.1 Grant of Security Interest. Each Debtor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Debtor’s right, title, and interest in and to the following property (the “Collateral”) to secure the payment and performance of the Secured Obligations: (a) all Chattel Paper, all Collateral Accounts, all Commercial Tort Claims, all Contracts, all Deposit Accounts, all Documents, all Equipment, all Fixtures, all General Intangibles, all Instruments, all Intellectual Property, all Inventory, all Investment Property (including without limitation the Pledged Securities), all Letter-of-Credit Rights, all Liquid Assets, all Receivables, all Records, and all Supporting Obligations, (b) any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing, and (c) all Proceeds of the foregoing.
[EXHIBIT H TO CREDIT AGREEMENT]

To the extent that the Collateral is not subject to the UCC, each Debtor collaterally assigns all of such Debtor’s right, title, and interest in and to such Collateral to the Agent for the benefit of the Secured Parties to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant law.
Notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include (i) any lease, license, contract, property right or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law, constitute or result in (A) the abandonment, invalidation or unenforceability of any material right, title or interest of the applicable Debtor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; provided, however, that the security interest shall attach immediately at any such time as the restriction resulting in abandonment, invalidation or unenforceability or breach or termination shall be removed or become invalid or any condition thereto (including any consent) shall be satisfied; (ii) once paid, any amounts constituting the payment of a dividend or the repurchase or redemption of the shares of the Borrower’s common stock, in each case to the extent such dividend, repurchase or redemption is permitted under Section 6.5 of the Credit Agreement; (iii) Realty Collateral (as such term is defined in the Mortgages); and (iv) assets subject to a Lien securing Capital Leases or purchase money debt obligations, in each case permitted under Section 6.1(c) and 6.2(c) of the Credit Agreement, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Legal Requirement), provided that such asset (x) will be excluded from the Collateral only to the extent and for so long as the consequences specified in this clause (iv) will result and (y) will cease to be excluded from the Collateral and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result.
     2.2 Fraudulent Transfer Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Debtor under this Agreement shall be limited to the extent set forth in Section 3.1 of the Guaranty to which such Debtor is a party.
     2.3 Debtors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Debtor shall remain liable under the Contracts included in the Collateral to the extent set forth therein to perform such Debtor’s obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Agent of any rights hereunder shall not release any Debtor from any obligations under the Contracts included in the Collateral; and (c) the Agent shall not have any obligation under the Contracts included in the Collateral by reason of this Agreement, nor shall the Agent be obligated to perform or fulfill any of the obligations of any Debtor thereunder, including any obligation to make any inquiry as to the nature or sufficiency of any payment any Debtor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder.
[EXHIBIT H TO CREDIT AGREEMENT]

SECTION 3.
REPRESENTATIONS AND WARRANTIES
To induce the Banks to make Advances to the Borrower and to issue Letters of Credit for the account of the Borrower under the Credit Agreement, each Debtor hereby represents and warrants to the Agent, for the benefit of the Secured Parties, that:
     3.1 No Other Liens. Each Debtor owns each item of the Collateral free and clear of any and all Liens or claims of others except for Permitted Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (i) such as have been filed in favor of the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or (ii) such as have been filed with respect to Permitted Liens.
     3.2 Perfected First-Priority Liens. To the extent that the filing of a UCC financing statement or fixture filing, or the “control” by Agent of a certificated security or Deposit Account, can be effective to perfect a security interest in the Collateral under the UCC, the security interests granted pursuant to this Agreement (a) will, upon completion of the filing of UCC financing statements describing the Collateral in the offices located in the jurisdictions listed on Schedule 3.3, the filing of UCC fixture filings describing the Fixture Collateral (as defined in the Mortgages) in the mortgage records of any county or parish where such Fixture Collateral is located, the obtaining of “control” by Agent in respect of Deposit Accounts, and the taking of all applicable actions in respect of perfection contemplated by Section 4.4 in respect of Collateral, constitute valid perfected security interests in the Collateral in favor of the Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral except for Permitted Liens.
     3.3 Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office. Each Debtor’s exact legal name is set forth on the signature page hereof, and from and after an amendment or modification thereto, on a written notification delivered to the Agent pursuant to Section 4.4. Except as set forth in Schedule 3.3, such Debtor has not conducted business under any name other than its current name during the last five years prior to the date of this Agreement. On the date hereof, such Debtor’s jurisdiction of organization, type of organization, identification number from the jurisdiction of organization (if any), and the location of such Debtor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3.3.
     3.4 Certain Collateral. Except as set forth on Schedule 3.4,
          (a) none of the Collateral constitutes, or is the Proceeds of, farm products and none of the Collateral has been purchased for, or will be used by any Debtor primarily for personal, family or household purposes;
          (b) such Debtor holds no Commercial Tort Claims with a value in excess of $2,500,000;
          (c) such Debtor holds no interest in, title to or power to transfer, any material Patents, material Trademarks, or material Copyrights;
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          (d) such Debtor holds no interest in, title to or power to transfer any material Intellectual Property that is registered or for which an application has been filed in the United States Patent and Trademark Office or the United States Copyright Office;
          (e) such Debtor owns no (i) certificated vehicles with an aggregate value greater than $500,000 or (ii) vessels, railcars, or aircraft, and Schedule 3.4 sets forth the fair market value of such certificated vehicles, vessels, railcars, or aircraft.
     3.5 Investment Property; No Consents or Approvals Required.
          (a) Each Debtor is the legal and beneficial owner of the Pledged Securities as set forth on Schedule 3.5(a). The Pledged Securities have been duly authorized, validly issued and are fully paid and non-assessable and are not subject to any limitations to purchase or similar rights by any person, and none of the Pledged Securities constitutes margin stock (within the meaning of Regulation U issued by the Federal Reserve Board). Except as set forth on Schedule 3.5(a), the Pledged Securities constitute all of the issued and outstanding Equity of each of the respective issuers thereof and no such issuer has any obligation to issue any additional Equity or rights or options thereto.
          (b) Except (x) as may be required in connection with any disposition of any portion of the Pledged Securities by laws affecting the offering and sale of securities generally, and (y) the filing of UCC financing statements and other actions contemplated by Section 3.2, no consent of any Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Agreement, (ii) the perfection or maintenance of the security interest created hereby (including the first-priority nature thereof), or (iii) the exercise by the Agent of the rights provided for in this Agreement.
          (c) Such Debtor is the record and beneficial owner of, and has good title to the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Permitted Liens.
SECTION 4.
COVENANTS AND AGREEMENTS
Each Debtor covenants and agrees with the Agent and the Secured Parties that, from and after the date of this Agreement until this Agreement terminates in accordance with Section 7.13(a):
     4.1 Maintenance of Insurance. Such Debtor will comply with the provisions of the Credit Agreement governing the maintenance of insurance for any of its assets constituting Collateral.
     4.2 Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney.
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          (a) Subject to Section 5, such Debtor shall maintain the security interest created by this Agreement in the Collateral as a perfected first-priority security interest subject only to Permitted Liens and shall defend such security interest against the claims and demands of all Persons whomsoever other than Persons holding such Permitted Liens.
          (b) Such Debtor will furnish to the Agent from time to time statements and schedules further identifying and describing the assets and property of such Debtor and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.
          (c) Subject in each case to Section 5, each Debtor further agrees to take any other action reasonably requested by the Agent to insure the attachment, perfection and priority of, and the ability of the Agent to enforce, the security interest in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that any Debtor’s signature thereon is required therefor; and (ii) complying with any provision of any statute, law, regulation or treaty of the United States or any other country, including the UCC of any applicable jurisdictions, as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Agent to enforce, the security interest in such Collateral.
          (d) Each Debtor hereby irrevocably authorizes the Agent at any time and from time to time to file in any applicable jurisdiction in which the Uniform Commercial Code has been adopted and is in effect any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of each Debtor or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment. Each Debtor agrees to furnish any such information to the Agent promptly upon request. Each Debtor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
          (e) During the existence of an Event of Default,
          (i) At the Agent’s request, each Debtor shall take any actions reasonably requested by the Agent with respect to such Event of Default, including diligently endeavoring to cure any material defect existing or claimed, and taking all reasonably necessary and desirable steps for the defense of any legal proceedings, including the employment of counsel, the prosecution or defense of litigation, and the release or discharge of all adverse claims;
          (ii) The Agent, whether or not named as a party to any legal proceedings, is authorized to take any additional steps as the Agent deems necessary or desirable for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the security interests, collateral assignments, and other Liens created hereunder, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims
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made with respect to any Collateral and the payment or removal of prior liens or security interests, and the reasonable expenses of the Agent in taking such action shall be paid by the Debtors; and
          (iii) Each Debtor agrees that, if such Debtor fails to perform under this Agreement or any other Credit Document to which such Debtor is a party, the Agent may, but shall not be obligated to, perform such Debtor’s obligations under this Agreement or such other Credit Document, and any reasonable expenses incurred by the Agent in performing such Debtor’s obligations shall be paid by such Debtor. Any such performance by the Agent may be made by the Agent in reasonable reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of the Agent hereunder shall be conclusively established by a certificate of any officer of the Agent absent manifest error, and such amount shall be included in the Secured Obligations.
          (f) Each Debtor irrevocably appoints the Agent as such Debtor’s attorney in fact, with full authority to act during the existence of an Event of Default, for such Debtor and in the name of such Debtor, to take any action and execute any agreement which the Agent deems necessary or advisable to accomplish the purposes of this Agreement, including the actions that Agent is expressly authorized to take pursuant to this Agreement (including pursuant to paragraph (e) above), and instituting proceedings the Agent deems necessary or desirable to enforce the rights of the Agent with respect to this Agreement.
     4.3 Changes in Name, etc. Such Debtor will not, except upon 30 days’ prior written notice to the Agent or such lesser period to which the Agent may agree in writing, (a) change its type of organization, jurisdiction of organization or other legal structure from that referred to in Section 3.3, (b) change its organizational number if it has one, or (c) change its name. Promptly following such notice to the Agent and before taking any action described in clause (a), (b), or (c) above, such Debtor shall deliver to the Agent all additional approved or executed financing statements and other executed documents reasonably requested by the Agent to maintain the validity, perfection, and priority of the security interests provided for or required herein.
     4.4 Pledged Securities. With respect to Pledged Securities:
          (a) If any Debtor shall at any time own or acquire any Pledged Securities which are certificated securities, whether as a stock split, stock dividend, or other distribution with respect to Pledged Securities, or otherwise, such Debtor shall promptly, and in any event within ten (10) Business Days after receipt thereof, deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any Pledged Securities now owned or hereafter acquired by any Debtor are uncertificated securities and are issued to such Debtor or its nominee directly by the issuer thereof, such Debtor shall immediately notify the Agent thereof, and shall take any actions requested by the Agent to enable the Agent to obtain “control” (within the meaning of Section 8-106 of the UCC) with respect thereto.
          (b) So long as no Event of Default has occurred and is continuing, each Debtor shall be entitled:
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          (i) to exercise, in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Securities of such Debtor, and for that purpose the Agent shall (if any Pledged Securities shall be registered in the name of the Agent or its nominee) execute or cause to be executed from time to time, at the expense of the Borrower, such proxies or other instruments in favor of such Debtor or its nominee, in such form and for such purposes as shall be reasonably requested by such Debtor, to enable it to exercise such voting power with respect to the Pledged Securities; and
          (ii) except as otherwise provided herein or in the Credit Agreement, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, property, assets, or rights to the extent such are permitted pursuant to the terms of the Credit Agreement.
          (c) Upon the occurrence and during the continuation of any Event of Default, all rights of each Debtor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.4(b) and to receive the payments, proceeds, dividends, distributions, property, assets, or rights that the Debtor would otherwise be authorized to receive and retain pursuant to Section 4.4(b) shall cease, and thereupon the Agent shall be entitled to exercise all voting power with respect to the Pledged Securities and to receive and retain, as Collateral hereunder, any and all payments, proceeds, dividends, distributions, property, assets, or rights at any time declared or paid upon any of the Pledged Securities during such an Event of Default and otherwise to act with respect to the Pledged Securities to the same extent as the applicable Debtor would have been, absent application of this clause (c).
          (d) All payments, proceeds, dividends, distributions, property, assets, instruments or rights that are received by each Debtor contrary to the provisions of this Section 4.4 shall be received and held in trust by such Debtor for the benefit of the Agent, shall be segregated by each Debtor from other funds of such Debtor and shall be forthwith paid over to the Agent as Pledged Securities in the same form as so received (with any necessary endorsement).
          (e) If such Debtor is an issuer of Pledged Securities, such Debtor agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will comply with instructions received by it pursuant to the terms of Section 4.4(f) with respect to the Pledged Securities issued by it.
          (f) Each Debtor hereby authorizes and instructs each issuer of any Pledged Securities pledged by such Debtor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Debtor, and each Debtor agrees that each such issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.
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     4.5 Commercial Tort Claims. If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a value in excess of $2,500,000, such Debtor shall promptly notify the Agent in a writing signed by such Debtor of the brief details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Agent. Notwithstanding the foregoing, any such security interest in Commercial Tort Claims shall, prior to the occurrence (and after the waiver or cure) of an Event of Default (and during the continuation of an Event of Default unless the Agent has demanded the attachment of such security interest thereto), not be required to attach to the extent the value of any such Commercial Tort Claim does not exceed $2,500,000.
SECTION 5.
LIMITATION ON PERFECTION OF SECURITY INTEREST
Notwithstanding anything to the contrary contained above, the perfection of the security interest granted in Section 2 above (except with respect to Deposit Accounts, Letter of Credit Rights and certificated Pledged Securities) will, prior to the occurrence (and after the waiver or cure) of an Event of Default (and during the continuation of an Event of Default unless the Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code. The perfection of the security interest granted in Section 2 above in certificated Pledged Securities will be effected by filing an appropriate financing statement under the applicable Uniform Commercial Code and by possession by the Agent of the certificates representing such Pledged Securities, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.
SECTION 6.
REMEDIAL PROVISIONS
During the existence of an Event of Default, the Agent may, at the Agent’s option, exercise one or more of the remedies specified elsewhere in this Agreement or the following remedies:
     6.1 General Interim Remedies. During the existence of an Event of Default, the Agent may exercise one or more of the following remedies:
          (a) To the extent permitted by law, the Agent may exercise all the rights and remedies of a secured party under the UCC.
          (b) The Agent may prosecute actions in equity or at law for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy.
          (c) The Agent may require any Debtor to promptly assemble any tangible Collateral of such Debtor and make it available to the Agent at a place to be designated by the Agent. The Agent may occupy any premises owned or leased by any Debtor where the Collateral is assembled for a reasonable period in order to effectuate the Agent’s rights and
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remedies hereunder or under law, without obligation to any Debtor with respect to such occupation.
     6.2 Receivables, Chattel Paper, Instruments and Payment Intangibles. During the existence of an Event of Default, the Agent may establish one or more Collateral Accounts for the purpose of collecting the payments due to the Debtors under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral and holding the proceeds thereof, and may, or may direct the Debtors to, instruct all makers and/or all obligors with respect thereto to make all payments with respect to such Collateral directly to the Agent for deposit into the Collateral Accounts designated by the Agent. After such direction to the Debtors, all payments, whether of principal, interest, or other amounts, under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral shall be directed to the appropriate Collateral Account. All such payments which may from time to time come into the possession of any Debtor shall be held in trust for the Agent, segregated from the other funds of such Debtor, and delivered to the Agent immediately in the form received with any necessary endorsement for deposit into the appropriate Collateral Account, such delivery in no event to be later than one Business Day after receipt thereof by the applicable Debtor. Each Debtor agrees to execute any documents reasonably requested by the Agent to create any Collateral Account and pledge it to the Agent. In connection with the foregoing, the Agent shall have the right at any time during the existence of an Event of Default to take any of the following actions, in the Agent’s own name or in the name of the applicable Debtor: compromise or extend the time for payment of any payments due with respect to any Instrument or Chattel Paper upon such terms as the Agent may reasonably determine; endorse the name of the applicable Debtor, on checks, instruments, or other evidences of payment with respect to any such Collateral; make written or verbal requests for verification of amount owing on any such Collateral from the maker thereof or obligor thereunder; open mail addressed to such Debtor which the Agent reasonably believes relates to any such Collateral, and, to the extent of checks or other payments with respect to any such Collateral, dispose of the same in accordance with this Agreement; take action in the Agent’s name or the applicable Debtor’s name, to enforce collection of such checks and other payments; and take all other action necessary to carry out this Agreement and give effect to the Agent’s rights hereunder. Costs and expenses incurred by the Agent in collection and enforcement of amounts owed under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed by the applicable Debtor to the Agent on demand.
     6.3 Contracts. During the existence of an Event of Default, the Agent may, at its option, exercise one or more of the following remedies with respect to the Contracts that constitute Collateral:
          (a) (i) take any action permitted under Section 6.2 and (ii) in the place and stead of the applicable Debtor, exercise any other rights of such Debtor under such Contracts in accordance with the terms thereof. Without limitation of the foregoing, each Debtor agrees that under the foregoing circumstances, the Agent may give notices, consents and demands and make elections under such Contracts, modify or waive the terms of such Contracts and enforce such Contracts, in each case, to the same extent and on the same terms as such Debtor might have
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done. It is understood and agreed that notwithstanding the exercise of such rights and/or the taking of such actions by the Agent, such Debtor shall remain liable for performance of its obligations under such Contracts;
          (b) upon receipt by the Agent of notice from any counterparty to any such Contract of such Person’s intent to terminate such Contract, the Agent shall be entitled to (i) cure or cause to be cured the condition giving rise to such Person’s right of termination of such Contract, or (ii) acquire and assume (or assign and cause the assumption by a third party of) the rights and obligations of the applicable Debtor under such Contract; and
          (c) upon termination of any Contract by operation of law or otherwise, the Agent shall be entitled to enter into a new agreement (“Successor Agreement”) with the counterparty to such terminated Contract, on the same terms and with the same provisions as such terminated Contract. Each Debtor agrees that such Debtor shall have no rights whatsoever with respect to any Successor Agreement.
     6.4 Pledged Securities.
          (a) Each Debtor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions and registration requirements contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.
          (b) Each Debtor agrees to use its best efforts to do or cause to be done all such other acts (other than preparation and filing of a registration statement) as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.4 valid and binding and in compliance with any and all other applicable Legal Requirements. Each Debtor further agrees that a breach of any of the covenants contained in this Section 6.4 will cause irreparable injury to the Agent and the Secured Parties, that the Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Debtor, and such Debtor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.
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     6.5 Foreclosure.
          (a) During the existence of an Event of Default, the Agent may foreclose on the Collateral in any manner permitted by the courts of or in the State of New York or the jurisdiction in which any Collateral is located. If the Agent should institute a suit against any Collateral or any Debtor for the collection of the Secured Obligations and for the foreclosure of this Agreement, the Agent may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.
          (b) To the extent permitted by law, the Agent may exercise all the foreclosure rights and remedies of a secured party under the UCC during the existence of an Event of Default. In connection therewith, the Agent may sell any Collateral at public or private sale, at the office of the Agent or elsewhere, for cash or credit and upon such other terms as the Agent deems commercially reasonable. The Agent may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. Each Debtor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Debtor hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if any portion of the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of the Agent, the Agent shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default, acceleration of the Secured Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by the Agent in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. The Agent may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.
     6.6 Application of Proceeds. Unless otherwise specified herein, any cash proceeds received by the Agent from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Agent hereunder may be, at the reasonable discretion of the Agent (i) held by the Agent in one or more Cash Collateral Accounts as cash collateral for the Secured Obligations or (ii) applied in the order specified in Section 7.7 of the Credit Agreement.
     6.7 Waiver of Certain Rights. To the full extent each Debtor may do so under applicable law, such Debtor shall not insist upon, plead, claim, or take advantage of any law providing for any appraisement, valuation, stay, extension, or redemption, and such Debtor hereby waives and releases the same, and all rights to a marshaling of the assets of such Debtor, including the Collateral of such Debtor, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Such Debtor shall not assert any right under any law pertaining to the marshaling of assets, sale in inverse order of alienation, the
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administration of estates of decedents or other right to defeat, reduce, or otherwise adversely affect in any respect the rights of the Agent under the terms of this Agreement.
     6.8 Remedies Cumulative. The Agent’s remedies under this Agreement and the Credit Documents to which any Debtor is a party shall be cumulative, and no delay in enforcing this Agreement and the Credit Documents to which any Debtor is a party shall act as a waiver of the Agent’s rights hereunder.
     6.9 Reinstatement. The obligations of each Debtor under this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Debtor or any other obligor or otherwise, all as though such payment had not been made.
SECTION 7.
MISCELLANEOUS
     7.1 Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement. No consent of any holder of Secured Obligations arising under a Specified Swap Contract or Specified Cash Management Agreements (in each case, except in such Person’s capacity as a Bank, if applicable) shall be required for any waiver, amendment, supplement or other modification to this Agreement.
     7.2 Notices. All notices, requests and demands to or upon the Agent or any Debtor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement. All notices, requests and demands hereunder to any Debtor shall be given to it at its address or telecopy number provided on Schedule 7.2 or at such other address in the United States as may be specified by such Debtor in a written notice delivered to the Agent in accordance with Section 9.2 of the Credit Agreement.
     7.3 No Waiver by Course of Conduct; Cumulative Remedies; No Duty. No failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Agent would otherwise have on any future occasion. The rights and remedies provided herein and in the other Credit Documents are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. The powers conferred on Agent under this Agreement are solely to protect Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.
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     7.4 [Reserved].
     7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Debtor and shall inure to the benefit of the Agent and the Secured Parties and their successors and assigns; provided that no Debtor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.
     7.6 Set-Off. Each Debtor hereby irrevocably authorizes the Agent and each Bank at any time and from time to time upon the occurrence and during the continuation of any Event of Default, without prior notice to such Debtor or any other Debtor, any such notice being waived by such Debtor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the respective Debtor against any and all Obligations owing to such Bank under the Credit Agreement, the Guaranties, or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand for payment and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Any such set-off shall be subject to the notice requirements of Section 7.4 of the Credit Agreement; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     7.7 Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.
     7.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7.9 Section Headings. The Section headings used in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.
     7.10 Integration; Direct Conflict. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of a direct conflict between this Agreement and the Credit Agreement, the Credit Agreement shall control; provided, however, the parties understand and agree that this Agreement sets forth additional covenants, obligations and rights and the parties will use all reasonable efforts to construe the provisions and covenants in this Agreement as not being in direct conflict with the Credit Agreement.
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     7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     7.12 Additional Debtors. Each Subsidiary of the Borrower that is required to become a party to this Agreement after the date hereof pursuant to Section 5.9 of the Credit Agreement shall become a Debtor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an instrument in the form of Annex I hereto.
     7.13 Termination; Releases.
          (a) This Security Agreement and the security interest created hereby shall terminate when all the Secured Obligations have been paid in full in cash and all commitments of each of the Secured Parties to the Debtors have been fully and finally terminated, at which time the Agent shall execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents which the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.13(a) shall be without recourse to or warranty by the Agent.
          (b) Any Debtor other than the Borrower shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Debtor shall be automatically released in the event that all the Equity of such Debtor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of the Borrower in accordance with the terms of the Credit Agreement; provided that, to the extent required by the Credit Agreement, the Majority Banks or, if required by the terms of the Credit Agreement, such other requisite number of Banks, shall have consented to such sale, transfer or other disposition and the terms of such consent did not provide otherwise. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Debtor in a transaction permitted by the Credit Agreement the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, and such Collateral shall be sold free and clear of the Lien and security interest created hereby; provided, however, that such security interest will continue to attach to all proceeds of such sales or other dispositions. In connection with any of the foregoing, the Agent shall promptly execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents that the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.13(b) shall be without recourse to or warranty by the Agent.
          (c) No consent of any holder of Secured Obligations arising under a Specified Swap Contract or Specified Cash Management Agreement (in each case, except in such Person’s capacity as a Bank, if applicable) shall be required for any release of Collateral or Debtors pursuant to this Section 7.13.
     7.14 Amendment and Restatement; Confirmation of Liens. This Agreement is an amendment and restatement of the Existing Security Agreement, and supersedes the Existing Security Agreement in its entirety; provided, however, that (i) the execution and delivery of this
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Security Agreement shall not effect a novation of the Existing Security Agreement but shall be, to the fullest extent applicable, in modification, renewal, confirmation and extension of such Existing Security Agreement, and (ii) the Liens, security interests and other interests in the Collateral (as such term is defined in the Existing Security Agreement, hereinafter the “Original Collateral”) granted under the Existing Security Agreement are and shall remain legal, valid, binding and enforceable with regard to such Original Collateral. Each Grantor party to the Existing Security Agreement hereby acknowledges and confirms the continuing existence and effectiveness of such Liens, security interests and other interests in the Original Collateral granted under the Existing Security Agreement, and further agrees that the execution and delivery of this Security Agreement and the other Loan Documents shall not in any way release, diminish, impair, reduce or otherwise affect such Liens, security interests and other interests in the Original Collateral granted under the Existing Security Agreement.
THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow.]
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     EXECUTED as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent
By:
	Name:	Alan Tapley
	Title:	Assistant Vice President

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STONE ENERGY CORPORATION, a Delaware corporation
By:
	Name:	David H. Welch
	Title:	President and Chief Executive Officer

By:
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company Through its sole member, STONE ENERGY CORPORATION
By:
	Name:	David H. Welch
	Title:	President and Chief Executive Officer

By:
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and Chief Financial Officer
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SCHEDULE 3.3
ORGANIZATION, LOCATION
AND FILING INFORMATION

		Jurisdiction of	File # in
	Prior	Formation and	Domestic	Address of Chief
Entity	Names	Type of Entity	Jurisdiction	Executive Office
Stone Energy Corporation	Stone Energy Corporation (Rockies)	Delaware Corporation	2329102	625 E. Kaliste Saloom Road Lafayette, Louisiana 70508

Stone Energy Offshore, L.L.C.	Bois d’Arc Properties, LP; Bois d’Arc Energy, Inc.; Bois d’Arc Holdings, LLC; Bois d’Arc Offshore Ltd.; Stone Energy, L.L.C.	Delaware Limited Liability Company	4537731	625 E. Kaliste Saloom Road Lafayette, Louisiana 70508
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SCHEDULE 3.4
CERTAIN COLLATERAL
     [__________]
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SCHEDULE 3.5(a)
PLEDGED SECURITIES
     [__________]
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SCHEDULE 7.2
DEBTORS’ ADDRESS FOR NOTICE
     [__________]
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Annex I to the
Security Agreement
     This SUPPLEMENT NO. [     ] dated as of [                              ] (this “Supplement”), is delivered in connection with the Second Amended and Restated Security Agreement dated as of April 26, 2011 (as amended or otherwise modified from time to time, the “Security Agreement”), among Stone Energy Corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto from time to time (such subsidiaries together with the Borrower, the “Debtors”), and Bank of America, N.A. (“BOA”), as administrative agent (in such capacity, the “Agent”) for the benefit of the Secured Parties (as defined therein).
     A. Reference is made to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Banks”), and the Agent.
     B. The Debtors have entered into the Security Agreement as a condition precedent to the effectiveness of the Credit Agreement. Section 7.12 of the Security Agreement provides that additional Subsidiaries of the Borrower may become Debtors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Debtor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Debtor under the Security Agreement.
     C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or, where any such term is not defined in the Security Agreement, the Credit Agreement.
     Accordingly, the Agent and the New Debtor agree as follows:
     SECTION 1. In accordance with Section 7.12 of the Security Agreement, the New Debtor by its signature below becomes a Debtor under the Security Agreement with the same force and effect as if originally named therein as a Debtor, and the New Debtor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Debtor thereunder and (b) represents and warrants that the representations and warranties made by it as a Debtor thereunder are true and correct on and as of the date hereof. The Schedules to the Security Agreement are hereby supplemented by the Schedules attached hereto with respect to the New Debtor. In furtherance of the foregoing, the New Debtor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Agent, for the benefit of the Secured Parties, a security interest in and lien on all of the New Debtor’s right, title and interest in and to the Collateral of the New Debtor. Each reference to a “Debtor” in the Security Agreement shall be deemed to include the New Debtor.
     SECTION 2. The New Debtor represents and warrants to the Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
[EXHIBIT H TO CREDIT AGREEMENT]

To the Agent and the Banks
c/o Bank of America, N.A.
as Administrative Agent for the Banks
[date]
     SECTION 3. This Supplement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     SECTION 4. Except as expressly supplemented hereby, the Security Agreement and the Guaranties shall remain in full force and effect.
     SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. All communications and notices to the New Debtor under the Security Agreement shall be in writing and given as provided in Section 7.2 of the Security Agreement to the address for the New Debtor set forth under its signature below.
     SECTION 7. The New Debtor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Agent.
THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[EXHIBIT H TO CREDIT AGREEMENT]

To the Agent and the Banks
c/o Bank of America, N.A.
as Administrative Agent for the Banks
[date]
     IN WITNESS WHEREOF, the New Debtor and the Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW DEBTOR]
By:
Name:
Title:
Address:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[EXHIBIT H TO CREDIT AGREEMENT]

To the Agent and the Banks
c/o Bank of America, N.A.
as Administrative Agent for the Banks
[date]
SCHEDULE 3.3
ORGANIZATION, LOCATION
AND FILING INFORMATION

		Jurisdiction of	File # in
	Prior	Formation and	Domestic	Address of Chief
Entity	Names	Type of Entity	Jurisdiction	Executive Office

[EXHIBIT H TO CREDIT AGREEMENT]

To the Agent and the Banks
c/o Bank of America, N.A.
as Administrative Agent for the Banks
[date]
SCHEDULE 3.5(a)
PLEDGED SECURITIES

Percentage of
Debtor	Issuer	Type of Interests	Certificate Number	Number of Shares	Interests

]
[EXHIBIT H TO CREDIT AGREEMENT]

EXHIBIT I
FORM OF
MORTGAGE COMPLIANCE CERTIFICATE
[date]
Bank of America, N.A., as Agent
700 Louisiana Street, 8th Floor
Houston, Texas 77002
Attention:      Mr. Ronald E. McKaig
Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as the same may be modified from time to time, the “Credit Agreement”), among Stone Energy Corporation (“Borrower”), the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), the defined terms of which are used herein unless otherwise defined herein.
In connection with the delivery of, and based upon the information set forth in, the Oil and Gas Reserve Report with respect to the Borrower’s consolidated Oil and Gas Properties as of [________], dated as of [_________] (the “Applicable Report”), the following sets forth the information and computations required by Section 5.6(c)(iii) of the Credit Agreement as of [_________]:

8. Mortgaged Property Value[1] (as set forth in the Applicable Report)	$

9. Oil and Gas Property Value (as set forth in the Applicable Report)	$

10. 80% of line 2 above	$

11. [Amount by which the Mortgaged Property Value is less than 80% of the Oil and Gas Property Value (line 3 minus line 1)] [Include the above only if line 1 is less than line 3]	[$	]

[1]	the Mortgaged Property Value shall not include any Oil and Gas Properties acquired by any Credit Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records.

To the Agent and the Banks
c/o Bank of America, N.A.
as Administrative Agent for the Banks
[date]
Each of the undersigned hereby certifies that [the Mortgaged Property Value (as set forth in the Applicable Report) equals or exceeds 80% of the Oil and Gas Property Value (as set forth in the Applicable Report).] [the amount by which the Mortgaged Property Value (as set forth in the Applicable Report) is less than 80% of the Oil and Gas Property Value (as set forth in the Applicable Report) is $__________, and the Borrower agrees to take all actions required by Section 5.12 of the Credit Agreement with respect to such difference within the time period required by such Section.] [Select appropriate alternative.]
This certificate is given in each of our capacities as an officer of the Borrower and not in our individual capacities.

Very truly yours,[2]

Name:
Title:

Name:
Title:

[2]	Note: Certificate must be executed by two officers.